UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
SCHEDULE 14A
(Rule 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No. _ )
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☐ Soliciting Material Pursuant to §240.14a-12
BRANDYWINE REALTY TRUST

(Name of Registrant as Specified in Its Charter)

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555 East Lancaster Avenue Radnor, PA 19087 (610) 325-5600
Notice of Annual Meeting of Shareholders
to Be Held June 2, 2009
Dear Shareholder:
We invite you to attend our annual meeting of shareholders on Tuesday, June 2, 2009 at 10:00 a.m., local time, at The Four Seasons Hotel, One Logan Square, Philadelphia, Pennsylvania. At the meeting we will ask you to:
◆	elect our Board of Trustees; and

◆	ratify the appointment of our independent registered public accounting firm for calendar year 2009.
We will also transact such other business as may properly come before the meeting and at any adjournment or postponement of the meeting. Our Proxy Statement provides information that you should consider when you vote your shares.
Only holders of record of our common shares at the close of business on March 9, 2009 are entitled to vote at the 2009 annual meeting or at any adjournment or postponement of the meeting.
Your vote is important to us. Whether or not you plan to attend the annual meeting, please vote your shares. You may vote your shares by marking, signing and dating the proxy card and returning it in the postage paid envelope provided. You may also vote your shares by telephone or through the internet by following the instructions set forth on the proxy card. If you attend the meeting, you may vote your shares in person, even if you have previously submitted a proxy in writing, by telephone or through the internet.
I look forward to seeing you at the meeting.
Sincerely,
Brad A. Molotsky, Senior Vice President,
General Counsel and Secretary
April 7, 2009

BrandywineRealtyTrust	555 East Lancaster Avenue | Radnor, PA 19087 | (610) 325-5600
Proxy Statement for the Annual Meeting of Shareholders
To be held on June 2, 2009
The Board of Trustees of Brandywine Realty Trust is soliciting proxies to be voted at the Annual Meeting of Shareholders to be held on Tuesday, June 2, 2009 at 10:00 a.m., local time, and at any adjournment or postponement of the Meeting. This proxy statement and the enclosed form of proxy are first being furnished to shareholders on or about April 21, 2009.
At the Meeting, we will ask the holders of record of our common shares of beneficial interest, par value $.01 per share, as of the close of business on March 9, 2009 to vote on the proposals listed below and on any other matter that properly comes before the Meeting or any adjournment or postponement of the Meeting:
(1)	The election of eight Trustees to serve as members of our Board of Trustees until the next annual meeting of shareholders and until their successors are elected and qualified; and

(2)	Ratification of the Audit Committee’s appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for calendar year 2009.
Our Board of Trustees knows of no other business that will be presented for consideration at the Meeting. If any other matter should be properly presented at the Meeting or any adjournment or postponement of the Meeting for action by the shareholders, the persons named in the proxy form will vote the proxy in accordance with their best judgment on such matter.

Instead of receiving paper copies of future annual reports and proxy statements in the mail, you can elect to receive an e-mail that will provide an electronic link to these documents. Choosing to receive your proxy materials online will save us the cost of producing and mailing documents to you. With electronic delivery, we will notify you by e-mail as soon as the annual report and proxy statement are available on the Internet, and you can easily submit your shareholder votes online. If you are a shareholder of record, you may enroll in the electronic delivery service at the time you vote by marking the appropriate box on your proxy card, by selecting electronic delivery if you vote on the Internet, or at any time in the future by going directly to www.proxyvote.com, selecting the “request copy” option, and following the enrollment instructions.
Important Notice Regarding the Availability of Proxy Materials
for the Shareholders Meeting to be Held on June 2, 2009
This proxy statement and our 2008 annual report to
shareholders are available at www.proxyvote.com.

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Information About The Meeting and Voting
     What Am I Voting on?
          Our Board of Trustees is soliciting your vote for:
◆	The election of eight Trustees to serve as members of our Board of Trustees until the next annual meeting of shareholders and until their successors are elected and qualified.

◆	Ratification of the Audit Committee’s appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for calendar year 2009.
If any other matter should be properly presented at the Meeting or any adjournment or postponement of the Meeting for action by the shareholders, the persons named in the accompanying proxy card will vote the proxy in accordance with their best judgment on such matter.
     Who Is Entitled to Vote?
Holders of common shares of record as of the close of business on March 9, 2009 are entitled to notice of and to vote at the Meeting. Common shares can be voted only if the shareholder is present in person or is represented by proxy at the Meeting. As of the record date, 88,003,037 common shares were issued and outstanding and entitled to vote.
     How Do I Vote?
You may have your common shares voted at the Meeting by submitting your proxy by any of the following methods:
◆	Voting by Internet. You may vote your shares through the Internet by signing on to the website identified on the proxy card and following the procedures described on the website. Internet voting is available 24 hours a day, and the procedures are designed to authenticate votes cast by using a personal identification number located on the proxy card. The procedures allow you to appoint a proxy to vote your shares and to confirm that your instructions have been properly recorded. If you vote through the Internet, you should not return your proxy card.

◆	Voting by Mail. If you choose to vote by mail, simply complete the enclosed proxy card, date and sign it, and return it in the postage-paid envelope provided. If you sign your proxy card and return it without marking any voting instructions, your shares will be voted: (1) FOR the election of all Trustee nominees; and (2) FOR ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2009. If any other matter should be properly presented at the Meeting or any adjournment or postponement of the Meeting for action by the shareholders, the representatives holding proxies will vote the proxy in accordance with their best judgment on such matter.

◆	Voting by Telephone. You may vote your shares by telephone by calling the toll-free telephone number provided on the proxy card. Telephone voting is available 24 hours a day, and the procedures are designed to authenticate votes cast by using a personal identification number located on the proxy card. The procedures allow you to appoint a proxy to vote your shares and to confirm that your instructions have been properly recorded. If you vote by telephone, you should not return your proxy card.
You may also attend the Meeting and vote your common shares in person. If you are a shareholder whose shares are held in “street name” (i.e., in the name of a broker, bank or other record holder) you must either direct the record holder of your shares how to vote your shares or obtain a proxy, executed in your favor, from the record holder to be able to vote at the Meeting.

     How You May Revoke or Change Your Vote
You may revoke your proxy at any time before it is voted at the Meeting by any of the following methods:
◆	Submitting a later-dated proxy by mail, over the telephone or through the Internet.

◆	Sending a written notice, including by telegram or telecopy, to our Secretary. You must send any written notice of a revocation of a proxy so as to be delivered before the taking of the vote at the Meeting to:

Brandywine Realty Trust 555 East Lancaster Avenue Radnor, Pennsylvania 19087 Attention: Brad A. Molotsky, Secretary

◆	Attending the Meeting and voting in person. Your attendance at the Meeting will not in and of itself revoke your proxy. You must also vote your shares at the Meeting. If your shares are held in the name of a bank, broker or other record holder, you must obtain a proxy, executed in your favor, from the record holder to be able to vote at the Meeting.
     What Constitutes a Quorum?
A quorum of common shareholders is required to hold a valid meeting of shareholders. The holders of a majority of the outstanding common shares entitled to vote at the Meeting must be present in person or by proxy to constitute a quorum for the transaction of business at the Meeting. All valid proxies returned will be included in the determination of whether a quorum is present at the Meeting. Unless a quorum is present at the Meeting, no action may be taken at the Meeting except the adjournment thereof to a later time. Abstentions and “broker non-votes” are counted for purposes of determining a quorum. A “broker non-vote” occurs when a bank or broker holding shares for a beneficial shareholder does not vote on a particular proposal because the bank or broker does not have discretionary voting power with respect to the item and has not received voting instructions from the beneficial shareholder.
     What Vote Is Required to Approve Each Proposal?
Voting Rights Generally. Each Common Share is entitled to one vote on each matter to be voted on at the Meeting. Shareholders have no cumulative voting rights.
Election of Trustees. Trustees are elected by a plurality of the votes cast at the Meeting. Any shares not voted (whether by abstention, broker non-vote, or otherwise) will have no impact on the vote. Shares represented by proxies marked “For” will be counted in favor of all nominees, except to the extent the proxy withholds authority to vote for a specified nominee. Shares represented by proxies marked “Abstain” or withholding any authority to vote will not be counted in favor of any nominee. IN THE ABSENCE OF SPECIFIC DIRECTION, SHARES REPRESENTED BY A PROXY WILL BE VOTED “FOR” THE ELECTION OF ALL NOMINEES.
Ratification of Appointment of Independent Registered Public Accounting Firm. Ratification of the Audit Committee’s appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2009 requires the affirmative vote of a majority of all votes cast. Abstentions will have the effect of a vote against the proposal. Broker non-votes will have no effect on the vote. IN THE ABSENCE OF SPECIFIC DIRECTION, SHARES REPRESENTED BY A PROXY WILL BE VOTED “FOR” THE RATIFICATION.
     What Are the Board’s Recommendations?
The Board recommends that you vote FOR each of Proposal 1 (Election of Trustees) and Proposal 2 (Ratification of Appointment of Independent Registered Public Accounting Firm).

     What if Other Items Come Up at the Meeting and I Am Not There to Vote?
We are not presently aware of any matters to be presented at the Meeting other than those described in this proxy statement. When you return a signed and dated proxy card or provide your voting instructions by telephone or the Internet, you give the proxy holders (the names of which are listed on your proxy card) the discretionary authority to vote on your behalf on any other matter that is properly brought before the Meeting or any adjournment or postponement of the Meeting.
     What Does it Mean if I Receive More Than One Proxy Card?
Some of your shares may be registered differently or are in more than one account. You should vote each of your accounts by telephone or the Internet or mail. If you mail proxy cards, please sign, date and return each proxy card to assure that all of your shares are voted. If you hold your shares in registered form and wish to combine your shareholder accounts in the future, you should contact our transfer agent, Computershare Shareholder Services, Inc., at P.O. Box 43078, Providence, RI 02940, phone (888) 985-2061; outside the U.S., Canada and Puerto Rico, phone (781) 575-2724. Combining accounts reduces excess printing and mailing costs, resulting in savings for us that benefit you as a shareholder.
What if I Receive Only One Set of Proxy Materials Although
There Are Multiple Shareholders at My Address?
If you and other residents at your mailing address own common shares you may have received a notice that your household will receive only one annual report, proxy statement and Notice of Internet Availability of Proxy Materials. If you hold common shares in street name, you may have received this notice from your broker or bank and the notice may apply to each company in which you hold shares through that broker or bank. This practice of sending only one copy of proxy materials is known as “householding.” If you did not respond to a timely notice that you did not want to participate in householding, you were deemed to have consented to the process. If the foregoing procedures apply to you, one copy of our annual report, proxy statement and Notice of Internet Availability of Proxy Materials have been sent to your address. You may revoke your consent to householding at any time by sending your name, the name of your brokerage firm or bank, and your account number to Broadridge Householding Department, 51 Mercedes Way, Edgewood, NY 11717, or by calling telephone number (800) 542-1061. The revocation of your consent to householding will be effective 30 days following its receipt. In any event, if you did not receive an individual copy of this proxy statement, our annual report and Notice of Internet Availability of Proxy Materials, we will send a copy to you, free of charge, if you address your written request to Brandywine Realty Trust, 555 East Lancaster Avenue, Radnor, PA 19087, Attention: Marge Boccuti or by calling Ms. Boccuti at (610) 832-7702. If you are receiving multiple copies of our annual report, proxy statement and Notice of Internet Availability of Proxy Materials, you can request householding by contacting Ms. Boccuti in the same manner.
     How Do I Submit a Shareholder Proposal for Next Year’s Annual Meeting?
Shareholder proposals may be submitted for inclusion in our 2010 annual meeting proxy statement after the 2009 annual meeting, but must be received no later than December 22, 2009. Proposals should be sent via registered, certified, or express mail to: Brad A. Molotsky, Senior Vice President, General Counsel and Secretary, 555 East Lancaster Avenue, Radnor, Pennsylvania 19087. See also “OTHER INFORMATION — Shareholder Proposals for the 2010 Annual Meeting of Shareholders” later in this proxy statement.
     Will I Receive a Copy of the Annual Report and Form 10-K?
We have furnished our Annual Report with this proxy statement. The Annual Report includes our audited financial statements, along with other financial information about us. Our Annual Report is not part of the proxy solicitation materials.

You can obtain, free of charge, a copy of our Form 10-K, which also includes the audited financial statements of Brandywine Operating Partnership, L.P., our operating partnership subsidiary, by:
◆	accessing our Internet site at www.brandywinerealty.com and clicking on the “Investor Relations” link;

◆	writing to our Manager of Investor Relations, Marge Boccuti, at 555 East Lancaster Avenue, Radnor, Pennsylvania 19087; or

◆	calling us at: (610) 325-5600.
You can also obtain a copy of our Form 10-K and other periodic filings that we make with the SEC from the SEC’s EDGAR database at www.sec.gov.
How Can I Access the Proxy Materials Electronically?
This proxy statement and our 2008 annual report are available on our website at www.proxyvote.com. Instead of receiving copies of our future annual reports, proxy statements, proxy cards and, when applicable, Notices of Internet Availability of Proxy Materials, by mail, shareholders can elect to receive an email that will provide electronic links to our proxy materials and also will give you an electronic link to the proxy voting site. Choosing to receive your future proxy materials or Notices of Internet Availability of Proxy Materials online will save us the cost of producing and mailing documents to you and help conserve natural resources. You may sign up for electronic delivery by visiting www.proxyvote.com.

Proposal 1: Election of Trustees
Our business and affairs are managed under the direction of our Board of Trustees. Our Board has responsibility for establishing broad corporate policies and for our overall performance. Our Board currently consists of eight Trustees (identified below), and these Trustees have been nominated for election to new terms.
The Trustees have no reason to believe that any of the nominees will be unable or unwilling to be a candidate for election at the time of the Meeting. If any nominee is unable or unwilling to serve on our Board, the persons named in the proxy will use their best judgment in selecting and voting for a substitute candidate or the Board may reduce the number of Trustees.
Each individual elected as a Trustee at the Meeting will serve until the next annual meeting of shareholders and until his successor is elected and qualified.
The Board of Trustees unanimously recommends that shareholders vote FOR the election of each of the nominees as Trustees.
     Executive Officers and Trustees
Information regarding our Trustees and executive officers is presented below. We also provide information regarding the Audit Committee and other Committees of our Board of Trustees, nomination procedures for our Trustees, our Code of Business Conduct and Ethics and Section 16(a) beneficial ownership reporting compliance.
     Trustees
The following table identifies the Trustees nominated for election at the Meeting.

Name	Age	Position
Walter D’Alessio	75	Non-Executive Chairman of the Board and Trustee
Anthony A. Nichols, Sr.	69	Chairman Emeritus and Trustee
Gerard H. Sweeney	52	President, Chief Executive Officer and Trustee
D. Pike Aloian	54	Trustee
Charles P. Pizzi	58	Trustee
Donald E. Axinn	79	Trustee
Wyche Fowler	68	Trustee
Michael J. Joyce	67	Trustee
The following are biographical summaries of the Trustees nominated for election at the Meeting.
Walter D’Alessio, Chairman of the Board and Trustee. Mr. D’Alessio was first elected a Trustee on August 22, 1996 and was appointed our non-executive Chairman of the Board on March 25, 2004. Since October 2003, Mr. D’Alessio has served as Vice Chairman of NorthMarq Capital, a real estate investment banking firm headquartered in Minneapolis with offices in Philadelphia. From 1982 until September 2003, he served as Chairman and Chief Executive Officer of Legg Mason Real Estate Services, Inc., a mortgage banking firm headquartered in Philadelphia. Previously, Mr. D’Alessio served as Executive Vice President of the Philadelphia Industrial Development Corporation and Executive Director of the Philadelphia Redevelopment Authority. He also serves as a director of Exelon, Independence Blue Cross, Pennsylvania

Real Estate Investment Trust, Point Five Technologies, Inc., Federal Home Loan Bank of Pittsburgh and the Greater Philadelphia Chamber of Commerce.
Anthony A. Nichols, Sr., Chairman Emeritus and Trustee. Mr. Nichols was elected Chairman of our Board on August 22, 1996. On March 25, 2004, Mr. Nichols became Chairman Emeritus of our Board. Mr. Nichols founded The Nichols Company, a private real estate development company, through a corporate joint venture with Safeguard Scientifics, Inc. and was President and Chief Executive Officer from 1982 through August 22, 1996. From 1968 to 1982, Mr. Nichols was Senior Vice President of Colonial Mortgage Service Company (now GMAC Mortgage Corporation) and President of Colonial Advisors (the advisor to P.N.B. Mortgage and Realty Trust). Mr. Nichols has been a member of the National Association of Real Estate Investment Trusts (“NAREIT”) and former member of the Board of Governors of the Mortgage Banking Association and Chairman of the Income Loan Committee of the regional Mortgage Bankers Association and the Executive Committee of the Greater Philadelphia Chamber of Commerce. He is Vice Chairman and Trustee of Saint Joseph’s University and Chairman of the Development Committee. He is also a board member of Fox Chase Bank and the Marine Corps Scarlet and Gold Committee. His memberships include the National Association of Industrial and Office Parks (“NAIOP”) and the Urban Land Institute (“ULI”).
Gerard H. Sweeney, President, Chief Executive Officer and Trustee. Mr. Sweeney has served as our President and Chief Executive Officer since August 8, 1994 and as our President since November 9, 1988. He was first elected a Trustee on February 9, 1994. Prior to August 1994, in addition to serving as our President, Mr. Sweeney served as Vice President of LCOR, Incorporated (“LCOR”), a real estate development firm. Mr. Sweeney was employed by the Linpro Company (a predecessor of LCOR) from 1983 to 1994 and served in several capacities, including Financial Vice President and General Partner. During this time, Mr. Sweeney was responsible for the development, marketing, management, construction and financial oversight of a diversified portfolio consisting of urban high-rise, mid-rise, flex, warehouse and distribution facilities, retail and apartment complexes. Mr. Sweeney is a member of the Board of Governors of NAREIT, the Real Estate Roundtable and ULI. Mr. Sweeney is Chairman of the Board of the Schuylkill River Development Corporation, Chairman of the Board of WHYY and a member of the Board of the Pennsylvania Academy of the Fine Arts and Thomas Jefferson University.
D. Pike Aloian, Trustee. Mr. Aloian was first elected a Trustee on April 19, 1999. Mr. Aloian is a Managing Director of Rothschild Realty Inc., a real estate investment management firm based in New York that specializes in providing growth capital to public and private real estate companies. At Rothschild, Mr. Aloian is responsible for originating investment opportunities, negotiating and structuring transactions and monitoring the investments over their respective lives. Mr. Aloian is a director of EastGroup Properties, Merritt Properties, Advance Realty Group, Denholtz Holdings, LLC, Victory Real Estate Investments, LLC and Shaner Hotel Holdings. He is an adjunct professor of the Columbia University Graduate School of Business. Mr. Aloian graduated from Harvard College in 1976 and received an MBA from Columbia University in 1980. Mr. Aloian was initially elected to our Board in April 1999 in connection with our issuance to Five Arrows Realty Securities III L.L.C. of preferred shares of beneficial interest and warrants exercisable for common shares.
Charles P. Pizzi, Trustee. Mr. Pizzi was first elected a Trustee on August 22, 1996. Mr. Pizzi is the President and Chief Executive Officer of Tasty Baking Company, a position he assumed on October 7, 2002. Mr. Pizzi served as President and Chief Executive officer of the Greater Philadelphia Chamber of Commerce from 1989 until October 4, 2002. Mr. Pizzi is a director of Tasty Baking Company and serves on a variety of civic, educational, charitable and other boards, including the boards of Drexel University, Philadelphia Stock Exchange, Federal Reserve Bank of Philadelphia and Independence Blue Cross.
Donald Everett Axinn, Trustee. Mr. Axinn was first elected a Trustee on October 6, 1998. Mr. Axinn is the founder and chairman of the Donald E. Axinn Companies, an investment firm and developer of office and industrial parks throughout the New York metropolitan area. He has published two novels and nine books of poetry, and has produced a film, SPIN, from his novel of the same name. He currently serves on the Board of Trustees of Cold Spring Harbor Laboratory, and is a member of the Advisory Council for Woodrow Wilson International Center for Scholars at the Smithsonian Institution. He has served on the board of The American Academy of Poets, the advisory board for Poet Laureate Robert Pinsky, and was recently Chairman of The Nature Conservancy, Long Island Chapter. A graduate of Middlebury College and holder of a master’s degree in Humanities, he has also been awarded five honorary doctorates. Mr. Axinn has also served as an associate dean of Arts and Sciences at Hofstra University. In 1983, he co-founded the Interfaith Nutrition Network, which provides shelters and kitchens for the homeless and hungry on Long Island.
Wyche Fowler, Trustee. Mr. Fowler was first elected a Trustee on September 1, 2004. Mr. Fowler served as a member of the U.S. House of Representatives (1977-1986) and U.S. Senate (1987-1992) and as ambassador to Saudi Arabia (1996-2001). Mr. Fowler received an A.B. degree in English from North Carolina’s Davidson College in 1962 and a J.D. from Emory University in 1969. Mr. Fowler serves on a number of corporate and academic boards, including the Philadelphia Stock Exchange, Global Green, Shubert Theatres, NY and Davidson College, and Mr. Fowler is board chair of the Middle East Institute, a nonprofit research foundation in Washington, D.C.
Michael J. Joyce, Trustee. Mr. Joyce was first elected a Trustee on June 1, 2004. From 1995 until his retirement from Deloitte in May 2004, Mr. Joyce served as Managing Partner for New England of Deloitte, an international accounting firm. Prior to that, he was, for ten years, Managing Partner for Philadelphia of Deloitte. Mr. Joyce serves as Chairman of the Board of A.C. Moore Arts and Crafts, Inc. and as a director of Allegheny Technologies Inc. and also serves on the Board of Overseers of the Boston Symphony Orchestra.
In addition to our eight current Trustees, Messrs. Thomas F. August and Michael V. Prentiss served on our Board from January 5, 2006 until their resignations (February 5, 2008 for Mr. August and February 8, 2008 for Mr. Prentiss). See Item 11 “Executive Compensation — Consulting Agreements with Current and Former Trustees.”
     Committees of the Board of Trustees
Our Board of Trustees has standing Audit, Corporate Governance, Compensation and Executive Committees.
The table below provides 2008 membership and meeting information for each of the Board Committees.

Corporate
Name	Audit	Governance	Compensation	Executive
Walter D’Alessio		X	X	X
Anthony A. Nichols, Sr.
Gerard H. Sweeney				X
D. Pike Aloian	X	X		X
Donald E. Axinn		X	X
Wyche Fowler		X
Michael J. Joyce	X		X
Charles P. Pizzi	X		X
2008 Meetings	10	4	18	1
Audit Committee. Our Audit Committee assists our Board in overseeing: (i) the integrity of our financial statements; (ii) our compliance with legal and regulatory requirements; (iii) the independence and qualifications of our independent registered public accounting firm; and (iv) the performance of our internal audit function and independent registered public accounting firm. Our Board adopted the Audit Committee’s charter and the charter is available on our website (www.brandywinerealty.com). Our Code of Business Conduct and Ethics includes information regarding procedures established by our Audit Committee for the submission of complaints about our accounting or auditing matters. The Code of Business Conduct and Ethics is available on our website (www.brandywinerealty.com). The Audit Committee met 10 times in 2008 and two times to date in 2009.
Our Audit Committee currently consists of Messrs. Aloian (Chair), Joyce and Pizzi, each of whom is independent within the meaning of the Securities and Exchange Commission (“SEC”) regulations, the listing standards of the New York Stock Exchange and our Corporate Governance Principles. Each member of the Audit Committee is financially literate, knowledgeable and qualified to review financial statements. Each of Messrs. Aloian and Joyce is qualified as an “audit committee financial expert” within the meaning of SEC regulations. Our Board reached its conclusion as to the qualifications of each of Messrs. Aloian and Joyce based on his education and experience in analyzing financial statements of a variety of companies. In addition to serving on our Audit Committee, Mr. Joyce currently serves on the audit committees of (A.C. Moore Arts and Crafts, Inc. and Allegheny Technologies Inc.).
As part of the Audit Committee’s role to establish procedures for the receipt of complaints regarding accounting, internal controls over financial reporting and auditing matters, we established a hotline for the anonymous submission of concerns regarding questionable accounting or auditing matters. Any matters reported through the hotline that involve accounting, internal controls over financial reporting or auditing matters, or any fraud involving management or persons who have a significant role in our internal controls over financial reporting, will be reported to the Chairman of our Audit Committee. Our current hotline number is (877) 888-0002.
Corporate Governance Committee. Our Corporate Governance Committee is responsible for: (i) identifying individuals qualified to become Board members and recommending to our Board the nominees for election to the Board; (ii) recommending to our Board any changes in our Corporate Governance Principles; (iii) leading our Board in its annual review of Board performance, and making recommendations to the Board regarding Board organization, membership, function and effectiveness, as well as committee structure, membership, function and effectiveness; (iv) recommending to our Board Trustee nominees for each Board committee; (v) reviewing our efforts to promote diversity among Trustees, officers, employees and contractors; (vi) arranging for an orientation for all Trustees; and (vii) assessing succession planning, including assisting the Board in identifying and evaluating potential successors to the President and Chief Executive Officer. The charter of the Corporate Governance Committee is available on our website (www.brandywinerealty.com). The Corporate Governance Committee met four times in 2008 and one time to date in 2009.
Our Corporate Governance Committee currently consists of Messrs. Fowler (Chair), Aloian, Axinn and D’Alessio. Each member of the Corporate Governance Committee is independent within the meaning of the listing standards of the New York Stock Exchange and our Corporate Governance Principles.
Compensation Committee. Our Compensation Committee is authorized to determine compensation for our senior executives. Our Compensation Committee has a charter, which is available on our website (www.brandywinerealty.com). The Compensation Committee met 18 times in 2008 and 7 times to date in 2009.
Our Compensation Committee currently consists of Messrs. Pizzi (Chair), D’Alessio, Joyce and Axinn. Each member of our Compensation Committee is independent within the meaning of the listing standards of the New York Stock Exchange and our Corporate Governance Principles.
For further information on the process and procedures of our Compensation Committee, please see the section entitled, “Executives & Executive Compensation — Compensation Committee Processes and Procedures”.
Executive Committee. In June 2008 our Board reconstituted its Executive Committee and appointed Messrs. Sweeney (Chair), D’Alessio and Aloian as members. The Executive Committee has authority to approve certain significant, acquisitions, dispositions and other investments, subject to limitations set by the Board. The Executive Committee met one time during 2008 and has met one time to date in 2009.

     Meetings of Trustees and Annual Meeting of Shareholders
Our Board of Trustees held 11 meetings in 2008. In 2008, each incumbent Trustee attended at least 75% of the aggregate of the total number of meetings of the Board and meetings held by all committees on which he served. In addition, our Board holds informational sessions with our President and Chief Executive Officer. During 2008, the Board held seven informational sessions. Our non-management Trustees also hold regular meetings without management. During 2008, our non-management Trustees held 11 such meetings.
It is our policy that all Trustees attend annual meetings of shareholders except where the failure to attend is due to unavoidable circumstances or conflicts. All Trustees attended our annual meeting of shareholders on June 18, 2008.
     Trustee Independence; Independence Determination
No Trustee qualifies as independent unless our Board affirmatively determines that the Trustee has no material relationship with us, directly or as a partner, share owner or officer of an organization that has a relationship with us.
Our Board has adopted standards that are set forth in our Corporate Governance Principles. These standards meet the listing standards of the New York Stock Exchange and assist our Board in its evaluation of each Trustee’s independence. Consistent with New York Stock Exchange listing standards, these standards provide that a Trustee who has any of the following relationships or arrangements will not qualify as independent:
◆	The Trustee is, or has been within the last three years, an employee of ours, or an immediate family member of the Trustee is, or has been within the last three years, an executive officer of ours.

◆	The Trustee has received, or has an immediate family member who has received, during any twelve-month period within the last three years, more than $100,000 in direct compensation from us (excluding compensation in the form of Board fees and Board committee fees, whether paid in cash or shares).

◆	(A) The Trustee or an immediate family member is a current partner of a firm that is our internal or external auditor; (B) the Trustee is a current employee of such a firm; (C) the Trustee has an immediate family member who is a current employee of such a firm and who participates in the firm’s audit, assurance or tax compliance (but not tax planning) practice; or (D) the Trustee or an immediate family member was within the last three years (but is no longer) a partner or employee of such a firm and personally worked on our audit within that time.

◆	The Trustee or an immediate family member of the Trustee is, or has been within the last three years, employed as an executive officer of another company where any of our present executive officers at the same time serves or served on that company’s compensation committee.

◆	The Trustee is a current employee, or an immediate family member of the Trustee is a current executive officer, of a company that has made payments to, or received payments from, us for property or services in an amount which, in any of the last three fiscal years, exceeds the greater of $1 million or 2% of such other company’s consolidated gross revenues.
In its assessment of Trustee independence, our Board considers all commercial, charitable and other business relationships and transactions that any Trustee or member of his immediate family may have with us or with any of our affiliates, including those reported under “Transactions with Related persons” and “Consulting Agreements with Current and Former Trustees” below. Our Board applies the same criteria for assessing independence for purposes of each of the Audit Committee, Corporate Governance Committee and Compensation Committee. In addition, no member of the Audit Committee may accept directly or indirectly any consulting, advisory or other compensatory fee from us (other than fees for service as a Trustee and member of Board committees) or be an affiliate of us.
Our Board has affirmatively determined that each of Messrs. Aloian, Axinn, D’Alessio, Fowler, Joyce and Pizzi is independent under the standards of the New York Stock Exchange and those set forth in our Corporate Governance Principles and that the Audit Committee, Corporate Governance Committee and Compensation Committee are comprised exclusively of independent Trustees.
Our Board did not determine Mr. Nichols to be independent because of his status as a former executive with us and because he served as a paid consultant to us during 2008, and did not determine Mr. Sweeney to be independent because of his position as our President and Chief Executive Officer.
     Corporate Governance
Governance Compliance: Our policies and practices comply with the listing requirements of the New York Stock Exchange and the requirements of the Sarbanes-Oxley Act of 2002. Our Board and Corporate Governance Committee regularly evaluate our approach to corporate governance in light of changing regulatory requirements and evolving best practices.
◆	Our Board has adopted clear corporate governance policies as reflected in our Corporate Governance Principles.

◆	A majority of our Trustees are independent of us and our management, and all members of the Audit Committee, Compensation Committee and Corporate Governance Committee are independent.

◆	The Chairman of our Board is independent.

◆	Our non-management Trustees meet regularly without the presence of management.

◆	The charters of our Board committees clearly establish their respective roles and responsibilities.

◆	Our Board has adopted a Code of Business Conduct and Ethics that applies to all of our Trustees, officers and employees.

◆	We have a hotline available to all employees, and our Audit Committee has established procedures for the anonymous submission of any employee complaint, including those relating to accounting, internal controls or auditing matters.

◆	Our Board and Board Committees undertake an annual performance self-evaluation.
Additional information on our corporate governance is provided in the following paragraphs and elsewhere in this proxy statement.
Lead Independent Trustee: Mr. D’Alessio, Chairman of the Board, is our lead independent Trustee, with responsibility to preside at executive sessions of non-management Trustees, oversee the agenda of Board meetings and be available to shareholders and other parties interested in communicating with our non-management Trustees.
Executive and Trustee Share Ownership Requirements: We maintain minimum share ownership requirements for our executives and Trustees. For more information, please refer to the description within the compensation discussion and analysis, page 28.
Succession Planning: Our Board, primarily through our Corporate Governance Committee, assesses succession planning for management and leadership, with a primary focus on succession in the event of the unexpected incapacity of our President and Chief Executive Officer. Our Corporate Governance Principles provide that our President and Chief Executive Officer should at all times make available to the Board, on a confidential basis, his recommendations and evaluations of potential successors.
Code of Conduct: We maintain a Code of Business Conduct and Ethics, a copy of which is available on our website (www.brandywinerealty.com), applicable to our Trustees, officers and employees. The Code of

Business Conduct and Ethics reflects and reinforces our commitment to integrity in the conduct of our business. Any waiver of the Code for executive officers or Trustees may only be made by the Board or by the Audit Committee (which is composed solely of independent Trustees) and will be disclosed promptly as required by law or stock exchange regulation. In addition to the strictures on our personnel included in our Code of Business Conduct and Ethics, we notify our vendors of our commitment to the highest ethical standards and the restrictions in our Code on improper payments and gratuities to our personnel.
Availability of Committee Charters and Corporate Governance Principles: Each of the charters of the Audit, Compensation and Corporate Governance Committees, our Corporate Governance Principles and our Code of Business Conduct and Ethics is available on our website (www.brandywinerealty.com) and we will also make available in print copies of any of these documents to any shareholder, without charge, upon request.
     Trustee Nominations
In making its recommendations as to nominees for election to our Board, the Corporate Governance Committee may consider, in its sole judgment, recommendations of our President and Chief Executive Officer, other Trustees, senior executives, shareholders and third parties. The Corporate Governance Committee may also retain third-party search firms to identify candidates. Shareholders desiring to recommend nominees should submit their recommendations in writing to Walter D’Alessio, Chairman of the Board, c/o Brandywine Realty Trust, 555 East Lancaster Avenue, Radnor, Pennsylvania 19087. Recommendations from shareholders should include pertinent information concerning the proposed nominee’s background and experience.
Our Board’s Corporate Governance Principles set forth qualifications for Trustee nominees and the qualifications include a nominee’s:
◆	personal ethics, integrity and values;

◆	inquiring and independent mind;

◆	practical wisdom and mature judgment;

◆	broad training and experience at the policy making level in business, government, education or technology;

◆	willingness to devote the required amount of time to fulfill the duties and responsibilities of Board membership;

◆	commitment to serve on the Board over a period of years in order to develop knowledge about our operations; and

◆	involvement in activities or interests that do not create a conflict with the nominee’s responsibilities to us and our shareholders.
The Corporate Governance Committee also considers such other factors as it deems appropriate, including the current composition of the Board. The Corporate Governance Committee has not adopted any criteria for evaluating a candidate for nomination to the Board that differ depending on whether the candidate is nominated by a shareholder versus by a Trustee, member of management or other third parties.
If the Corporate Governance Committee decides, on the basis of its preliminary review of a candidate, to proceed with further consideration of the candidate, members of the Committee, as well as other members of the Board as appropriate, interview the candidate. After completing its evaluation, the Corporate Governance Committee makes a recommendation to the full Board, which makes the final determination whether to nominate or appoint the candidate as a new Trustee. Our President and Chief Executive Officer, as a Trustee, participates in the Board’s determination.

Communications with the Board
Shareholders and other parties interested in communicating directly with our lead independent Trustee (Mr. D’Alessio) or with our non-management Trustees as a group may do so by writing to Lead Independent Trustee, Brandywine Realty Trust, 555 East Lancaster Avenue, Radnor, Pennsylvania 19087. In addition, any shareholder or interested party who wishes to communicate with our Board or any specific Trustee, including non-management Trustees, may write to Board of Trustees, c/o Brandywine Realty Trust, at our headquarters’ address. Depending on the subject matter, management will:
◆	forward the communication to the Trustee or Trustees to whom it is addressed. (For example, if the communication received deals with questions or complaints regarding accounting, it will be forwarded by management to the Chairman of our Audit Committee for review);

◆	attempt to handle the inquiry directly (for example, where the communication is a request for information about us or our operations that does not appear to require direct attention by the Board or an individual Trustee); or

◆	not forward the communication if it is primarily commercial in nature or relates to an improper or irrelevant topic.
At each meeting of the Board, the Chairman of the Board will present a summary of all communications (if any) received since the last meeting of the Board that were not forwarded and will make those communications available to any Trustee upon request.
Trustee Compensation
The following table and footnotes provide information on the 2008 compensation of our Trustees (other than our President and Chief Executive Officer, who is not separately compensated for his service on the Board). In the paragraph following the table and footnotes we describe our standard compensation arrangements for service on the Board and Board committees.
Trustee Compensation

	Fees Earned		All Other
	or Paid in	Share Awards	Compensation		Total
Name	Cash ($)(1)	($)(2)	($)		($)

Walter D’Alessio	$129,500	$27,441	$5,376	(3)	$162,317
Anthony A. Nichols, Sr.	$63,500	$27,441	$50,964	(4)	$141,905
D. Pike Aloian	$89,500	$27,441	$5,376	(3)	$122,317
Donald E. Axinn	$73,000	$27,441	$5,376	(3)	$105,817
Wyche Fowler	$77,500	$27,441	$5,376	(3)	$110,317
Michael J. Joyce	$91,500	$27,441	$5,376	(3)	$124,317
Charles P. Pizzi	$100,000	$27,441	$5,376	(3)	$132,817

(1)	Represents the aggregate amount of all fees earned or paid in cash for services as a Trustee in 2008, including the annual retainer fee (whether in shares or in cash), Board and Board Committee meeting fees and Committee Chair fees, and includes any portion of the fees that a Trustee elected to defer under our Deferred Compensation Plan, which we describe below under “Nonqualified Deferred Compensation.” Mr. Fowler deferred $45,500 of his 2008 cash compensation into his deferred share account under our Deferred Compensation Plan.

(2)	This column represents the dollar amount that we recognized for financial statement purposes with respect to our 2008 fiscal year for the fair value of Share Awards, in accordance with SFAS 123R. Pursuant to SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. Share Awards consist of “restricted” common shares awarded annually to our Trustees (other than our President and

Chief Executive Officer). On June 18, 2008, each Trustee (other than our President and Chief Executive Officer) received an award of restricted common shares with a grant date fair value of $40,000. These restricted common shares vest in three equal annual installments. Each restricted common share entitles the holder to receive cash distributions and voting rights equivalent to the distribution and voting rights on a common share that is not subject to any restrictions. A restricted common share is subject to forfeiture in the event that the Trustee terminates service on the Board prior to the applicable vesting date for reasons other than death, disability or a change of control of us. The following table shows the aggregate number of Share Awards (consisting of unvested restricted common shares) owned by Trustees (other than our President and Chief Executive Officer) as of December 31, 2008.

Total Number of Unvested
Name	Restricted Common Shares

Walter D’Alessio	3,640
Anthony A. Nichols, Sr.	3,640
D. Pike Aloian	3,640
Donald E. Axinn	3,640
Wyche Fowler	3,640
Michael J. Joyce	3,640
Charles P. Pizzi	3,640

(3)	Represents the aggregate dollar amount of dividends paid in 2008 on unvested restricted common shares.

(4)	Represents (i) $5,376 in dividends paid in 2008 on unvested restricted common shares; and (ii) $15,588 in health and life insurance premiums and (iii) $30,000 in consulting agreement fees as referenced below under “Consulting Agreements with Current and Former Trustees”. The amounts shown above do not include $222,671 that was distributed to Mr. Nichols in 2008 from his account under our Deferred Compensation Plan.
In 2008, our Trustees (other than our President and Chief Executive Officer) received the following compensation for their service as Trustees:
◆	$35,000 annual fee payable in cash or common shares, at each Trustee’s election;

◆	$40,000 annual award payable in “restricted” common shares that vest in three equal annual installments (valued at the closing price of the common shares on the date of our annual meeting of shareholders);

◆	$1,500 fee payable in cash for participation in each meeting and informational session of the Board;

◆	$1,000 fee payable in cash for participation by a member of a Board committee in each meeting of the committee;

◆	$45,000 annual fee payable in cash for the Chair of the Board; $15,000 annual fee payable in cash for the Chair of the Audit Committee; $10,000 annual fee payable in cash for the Chair of the Compensation Committee; and $10,000 annual fee payable in cash for the Chair of the Corporate Governance Committee.
Our Trustees are also reimbursed for expenses of attending Board and Board committee meetings. In addition, our Corporate Governance Principles encourage our Trustees to attend continuing education programs for directors and provide for reimbursement of the reasonable costs of attending such programs. Trustees may elect to defer the receipt of all or a portion of their $35,000 annual fee and $1,500 per Board meeting fee into our Deferred Compensation Plan.

Consulting Agreements with Current and Former Trustees
Mr. Nichols (Current Trustee). During 2008 we paid Mr. Nichols $30,000 for consulting services. In addition, under a consulting agreement that we entered into with Mr. Nichols in 2004, as amended in 2006, we agreed to provide health care and life insurance benefits to Mr. Nichols through December 31, 2010.
Mr. Prentiss (Former Trustee). On January 5, 2006, we entered into a consulting agreement with Mr. Prentiss. Mr. Prentiss joined our Board in January 2006 upon the consummation of our merger with Prentiss Properties Trust. Mr. Prentiss resigned from the Board on February 8, 2008. The consulting agreement had a three-year term and provided for: (i) Mr. Prentiss’ consulting services to us for $1,000 per year; (ii) not less than 3,300 square feet of office space for Mr. Prentiss; (iii) secretarial support for Mr. Prentiss; (iv) health, vision, dental, prescription drug and disability insurance coverages at our expense; and (v) the right of Mr. Prentiss to up to 100 hours per year of flight time on a Challenger 300 aircraft and the right to purchase our interest in the aircraft at the end of the three year period for $100,000. Mr. Prentiss exercised this purchase right. In addition, if any payments made to Mr. Prentiss in connection with our 2006 merger would result in an excise tax imposed by either Section 4999 or Section 409A of the Internal Revenue Code, he would be entitled to receive from us a tax reimbursement payment that would put him in the same financial position after-tax that he would have been in if the excise tax did not apply to such amount.
Mr. August (Former Trustee). On January 5, 2006, we entered into a consulting agreement with Mr. August. Mr. August joined our Board in January 2006 upon the consummation of our merger with Prentiss Properties Trust. Mr. August resigned from the Board on February 5, 2008. The consulting agreement had a three-year term and provided for: (i) Mr. August’s consulting services to us for $1,000 per year plus $500 per hour of consulting services provided; (ii) not less than 2,500 square feet of office space for Mr. August; (iii) secretarial support for Mr. August; and (iv) health, vision, dental, prescription drug and disability insurance coverages at our expense. In addition, if any payments made to Mr. August in connection with our 2006 merger would result in an excise tax imposed by either Section 4999 or Section 409A of the Internal Revenue Code, he would be entitled to receive from us a tax reimbursement payment that would put him in the same financial position after-tax that he would have been in if the excise tax did not apply to such amount.
Compensation Committee Interlocks and Insider Participation
The Compensation Committee of our Board is currently comprised of Charles P. Pizzi (Chair), Walter D’Alessio, Donald E. Axinn and Michael J. Joyce. No member of the Compensation Committee is or has been an officer or employee of the Company. In addition, none of our executive officers serves as a member of the board of directors or compensation committee of any company that has an executive officer serving as a member of our Board.
Policies and Procedures for Review, Approval or
Ratification of Transactions with Related Persons
Our Audit Committee’s charter provides for review by the Audit Committee of related party transactions. In addition, our Declaration of Trust, which is our corporate charter, provides for approval of transactions in which any of our Trustees has an interest by a majority of our Trustees who have no interest in the transaction. Therefore, related party transactions with a Trustee require both review by our Audit Committee and approval by a majority of our Trustees who have no interest in the transaction. Our Audit Committee charter and our corporate charter do not state criteria or standards that our Trustees must follow in approving related party transactions. Accordingly, our Trustees consider related party transactions in light of their fiduciary duties to act in an informed and careful manner and in the best interest of us and our shareholders. Since January 1, 2008, there have been no related party transactions where the policies and procedures in the Audit Committee charter and our corporate charter have not been followed.

Executives and Executive Compensation
Executive Officers
The following are biographical summaries of our executive officers who are not Trustees:
Howard M. Sipzner (age 47) is our Executive Vice President and Chief Financial Officer. Mr. Sipzner was appointed to his position in December 2006 and became an officer with us in January 2007. Mr. Sipzner joined us from Equity One, Inc., a real estate investment trust in North Miami Beach, Florida, where he served as Executive Vice President and Chief Financial Officer from 2004 and as Chief Financial Officer and treasurer from 1999 to 2004. Before Equity One, Mr. Sipzner served for twelve years as a Vice President in the Real Estate & Lodging Investment Banking department of Chase Securities, Inc., a subsidiary of the Chase Manhattan Bank and its predecessor, the Chemical Bank. Prior to joining Chemical Bank, Mr. Sipzner worked as an analyst for Merrill Lynch in the Municipal Securities area. Mr. Sipzner received a Bachelor of Arts from Queens College, City University of New York and an MBA from the Harvard Business School.
H. Jeffrey DeVuono (age 43) is our Executive Vice President and Senior Managing Director — Pennsylvania region. Mr. DeVuono joined us in January of 1997. Prior to joining us, Mr. DeVuono worked for LCOR, Inc., a private development company that had a previous association with us, where he held a variety of positions, all of which related to asset management. Prior to joining LCOR, Mr. DeVuono was a sales representative for Cushman & Wakefield of Philadelphia. Mr. DeVuono serves on the board of the Pennsylvania Economy League, The Center for Emerging Visual Artists, Bartram’s Gardens and is a committee member of Crossing the Finish Line. He is also a member of CoreNet, NAREIT, NAIOP and the University of Pennsylvania’s Wharton School Zell/Lurie Real Estate Center. Mr. DeVuono is a graduate of LaSalle University.
George D. Sowa (age 49) is our Executive Vice President and Senior Managing Director — New Jersey/Delaware Region. Mr. Sowa joined us on April 13, 1998. Prior to joining us, Mr. Sowa was employed by Keating Development Company, a real estate development firm, from 1997 to 1998, as a development manager. Mr. Sowa was also employed by Linpro/LCOR, Incorporated as Director of Development/Operations from 1989 to 1997. Mr. Sowa received a Bachelor of Science degree from Cornell University and holds a real estate license in New Jersey and Pennsylvania. Mr. Sowa serves on the Board of the National Chapter of NAIOP as well as the Board and Executive Committee of NJ NAIOP. George is also a member of the National Association of Real Estate Investment Trusts (NAREIT) and is on the board of the Chamber of Commerce of Southern New Jersey, the Regional Planning Partnership and the Evergreens.
Robert K. Wiberg (age 53) is our Executive Vice President and Senior Managing Director — Metro DC Region. He also provides operational oversight for our Richmond Virginia, Southwest, Southern and Northern California regions. Mr. Wiberg joined us on January 5, 2006 upon consummation of our merger with Prentiss. Prior to consummation of the merger, he served as Executive Vice President and Managing Director of the Mid-Atlantic region of Prentiss. His responsibilities at Prentiss included development, acquisitions, leasing, construction, property management and asset management activities in this region. Mr. Wiberg has worked in the Prentiss Washington, D.C. office since 1988, and prior to that served as a development officer in the Prentiss Los Angeles, Atlanta and Dallas offices. Mr. Wiberg holds an MBA from the University of California at Berkeley, a Master of City and Regional Planning degree from Harvard University, and a Bachelor of Arts degree from Cornell University. He has served on the Board of Directors of the Northern Virginia Chapter of the NAIOP, currently serves on the board of the Arlington Partnership for Affordable Housing and holds a Virginia real estate license.
George D. Johnstone (age 45) is our Senior Vice President, Operations & Asset Management. He works in conjunction with the regional managing directors in running the Company’s operations. Mr. Johnstone joined us on November 8, 1998. Prior to Mr. Johnstone’s appointment as Brandywine Realty Trust’s

Senior Vice President, Operations & Asset Management, he was the Vice President of Operations for the Company’s Pennsylvania Regions from 2004 — 2005, the New Jersey Region from 2002 — 2004, and Director of Operations for the New Jersey Region upon his hiring in 1998 until 2002. Prior to joining us, he was the Regional Controller for Linpro/LCOR Inc., where he was responsible for strategic and tactical accounting processes and oversight and leadership of all accounting functions for the Company. Mr. Johnstone serves on the board of the Juvenile Diabetes Research Foundation. Mr. Johnstone earned his Bachelor of Science degree in accounting from Albright College.
Brad A. Molotsky (age 44) is our Senior Vice President, General Counsel and Secretary. Mr. Molotsky became our General Counsel and Secretary in October 1997 and became a Senior Vice President in December 2004. Prior to joining us, Mr. Molotsky was an attorney at Pepper Hamilton LLP in Philadelphia, Pennsylvania. Mr. Molotsky is a member of NAREIT and the Real Estate Roundtable — Building Security Taskforce, a board member of the Philadelphia Chapter of the NAIOP, the JCC of Southern New Jersey, the Cherry Hill Business Partnership and the Greater Philadelphia Cultural Alliance, and a member of the University of Pennsylvania’s Wharton School Zell/Lurie Real Estate Center. Mr. Molotsky received a B.S. in Accounting from the University of Delaware and an MBA/JD from Villanova University’s School of Law and the College of Business and Finance.
Gabriel J. Mainardi (age 35) is our Vice President, Accounting and our Treasurer. Mr. Mainardi joined us in 2005 as our corporate controller. Prior to joining us, Mr. Mainardi was a senior manager in public accounting at Ernst & Young LLP, where he worked from October 1996 through July 2005, specializing in real estate clients. Mr. Mainardi is a licensed certified public accountant in the Commonwealth of Pennsylvania and holds a Bachelor of Science degree in accountancy from Villanova University.
Compensation Discussion and Analysis
Overview
Our Compensation Committee sets and administers our executive compensation policies and practices. Through these policies and practices we seek to attract, retain and motivate high quality executives to advance our corporate goal of maximizing total returns to shareholders through quarterly dividends and share price appreciation.
Our executive compensation consists of three principal components: base salary; annual bonus; and equity-based long-term incentives. We provide annual bonus awards primarily to motivate key employees to meet individualized annual performance targets that take into account and enhance our corporate performance. Individualized annual performance targets reflect the areas of responsibility of our executives, such as leasing, tenant services, acquisitions, dispositions, developments, financings and administration, as well as our annual corporate goals as described more thoroughly in the pages which follow. Our long-term equity-based incentives are awarded to motivate, reward and retain key employees over longer periods and align their interests with those of our shareholders. A key measure for our longer term incentive plan is relative total shareholder return. In addition, an executive whose employment with us terminates before equity-based awards have vested, either because the executive has not performed in accordance with our expectations or because the executive chooses to leave, will normally forfeit the unvested portion of the award.
Generally, as an executive’s responsibilities increase, our Compensation Committee allocates a greater portion of total compensation to a short term cash bonus and long-term equity-based incentive as compared to base salary. In addition for our most senior executives, a greater portion of their award is tied to overall company performance. We believe this allocation approach reflects our philosophy of pay-for-performance because of the greater influence which our most senior executives have on our business results.

Our Compensation Committee makes final compensation determinations in or shortly after the first quarter of each year. This timing allows the Compensation Committee to evaluate our executives against individual performance metrics and our corporate performance for the preceding year.
In early 2008 our Compensation Committee engaged Towers Perrin to assist it in assuring that our executive compensation policies and practices:
1.	align management and shareholder interests;

2.	align pay programs with our business strategy;

3.	provide retention incentives; and

4.	provide appropriate, market based equity ownership by officers.
Our Compensation Committee selected Towers Perrin as a consultant because of its expertise and reputation as a compensation consulting firm. We do not have any affiliation with Towers Perrin and their engagement and scope of services (including design and valuation services) have been solely through our Compensations Committee.
In early 2008, in consultation with Towers Perrin, our Compensation Committee developed a peer group as a frame of reference for our executive compensation. Our Compensation Committee believes that peer group data is an indicator of compensation opportunities at companies that might recruit our executives and helps the Committee set compensation at competitive levels. Our Compensation Committee selected these companies because they acquire, sell, develop, lease and manage sizeable office real estate portfolios or own both office and industrial properties. Our Compensation Committee did not consider the compensation practices of any of the peer group companies in selecting them for inclusion in the peer group.
◆	Alexandria Real Estate Equities Inc.

◆	BioMed Realty Trust Inc.

◆	Corporate Office Properties Trust Inc.

◆	Duke Realty Corporation

◆	Douglas Emmett, Inc.

◆	First Industrial Realty Trust, Inc.

◆	Highwoods Properties, Inc.

◆	HRPT Properties Trust

◆	Kilroy Realty Corp.

◆	Lexington Corporate Properties Trust

◆	Liberty Property Trust

◆	Mack-Cali Realty Corporation

◆	Maguire Properties, Inc.

◆	PS Business Parks, Inc.

◆	Washington Real Estate Investment Trust

In addition to its review of peer group data, and analyses prepared by Towers Perrin, our Compensation Committee reviews other analyses, including an analysis prepared by our executive staff of survey data compiled by FPL and NAREIT.
Following analyses by, and discussions with Towers Perrin, our Compensation Committee adopted a framework for equity-based long-term incentives comprised of three components: stock options, time vested restricted shares and performance units. We discuss below the material terms of each of these three components. See “—Equity-Based Long-Term Incentive Compensation.” In addition, our Compensation Committee established targets for annual bonuses and long-term equity-based awards for our executives. These targets are expressed as percentages of base salaries and, in the case of Mr. Sipzner, are included in his employment agreement. While these targets set a direction for each officer’s annual bonus and equity-based long term incentive award, the Compensation Committee retains authority to increase or decrease the actual award amounts. The table below shows the 2008 targets for each of our named executive officers. As discussed below, actual awards to the named executive officers reflect a series of computations and the exercise of discretion by the Compensation Committee.

	Annual Bonus	Equity-Based Long-Term
Executive	Percentage Target	Percentage Target

Gerard H. Sweeney	200%	350%
Howard M. Sipzner	100%	150%
Brad A. Molotsky	80%	150%
Robert K. Wiberg	75%	125%
H. Jeffrey DeVuono	75%	125%
On April 1, 2009 our Compensation Committee, after a series of meetings and in consultation with Towers Perrin, set 2009 base salaries for our executives at 2008 levels (with no increases) and awarded annual bonuses for 2008 and equity-based long-term incentives. The table below summarizes the April 1, 2009 determinations for our named executive officers.

			2009 Equity-Based
	2008 (and 2009)		Long-Term Incentive
	Base	2008 Annual	Restricted	Performance
Executive	Salary	Bonus	Shares (#)	Units (#)	Options (#)

Gerard H. Sweeney	$600,000	$480,000	113,089	147,321	309,337
Howard M. Sipzner	$392,700	$355,000	31,722	41,324	76,569
Brad A. Molotsky	$332,520	$240,000	26,860	34,991	64,939
Robert K. Wiberg	$275,000	$180,000	18,512	24,115	45,195
H. Jeffrey DeVuono	$275,000	$178,000	18,512	24,115	41,328

Discussion
The principal components of our executive compensation consist of:
◆	Base salary;

◆	Annual bonus; and

◆	Long-term equity incentives.
Other components of executive compensation include:
◆	Health and disability coverage, 401(k) matching contributions, life insurance, deferred compensation;

◆	An opportunity to participate in our employee share purchase plan; and

◆	Severance and change-in-control benefits.
Each of the principal components of our executive compensation furthers one or more of our compensation objectives. Our Compensation Committee considers each component as part of a total compensation package and, therefore, evaluates the impact on each component on each of the other components in making compensation determinations.
Base Salary. In setting base salaries of each executive our Compensation Committee considers the assigned responsibilities and performance of the executive and our overall corporate performance, reviewed annually against peer group data. The Committee’s consideration of individual executive performance includes the views and recommendations of our President and Chief Executive Officer who in turn considers each executive’s contribution to our overall corporate performance and to regional, departmental or other business units under his or her authority. In setting base salaries, our Compensation Committee also considers the linkage of base salaries to compensation elements tied to base salaries (such as severance benefits that are computed as a multiple of base salary). In establishing 2009 base salaries, our Compensation Committee concurred with Mr. Sweeney’s request that base salaries for our executives remain at 2008 levels.
Annual Bonuses. Our annual bonuses are computed on the basis of actual performance against discretionary, business unit/regional and corporate goals. These goals are derived from our overall corporate business plan developed by our Board of Trustees and senior management. Each year our Compensation Committee establishes a target annual bonus for each executive, expressed as a percentage of the executive’s base salary. While in the past, these targets were expressed as ranges, after consultation with Towers Perrin, the Compensation Committee decided that it is more effective to set a single performance target, and not to use a target range. Our President and Chief Executive Officer recommends corporate, business unit and individual performance objectives and weightings (for named executives other than himself) to the Compensation Committee. After reviewing the annual business plan with the President and Chief Executive Officer, the Compensation Committee approved the objectives, and the weightings of these objectives. The corporate objectives are the primary metric for the President and CEO’s compensation as described more fully below. Generally, the criteria for corporate and business unit goals are quantitative and objective. The discretionary piece of the award is subjective (reflecting discretion of the President and CEO for executives other than himself) and is tied to compliance and support for corporate initiatives and objectives, social/community leadership including participation on charitable and civic boards, and department leadership. With respect to our President and Chief Executive Officer, the Compensation Committee sets the performance objectives and establishes the target bonus.
Following the end of the fiscal year, the President and Chief Executive Officer submits to the Compensation Committee his assessment of the achievements relative to the corporate, business unit and individual performance objectives as well as the Company’s performance compared to the 2008 business plan. The Compensation Committee discusses the assessments with Mr. Sweeney and has unrestricted authority to modify his assessments. The Compensation Committee generally does not adjust corporate, regional, department and other business unit goals, but may do so to take into consideration acquisitions, divestitures or financings, or significant events such as dislocations in the stock market. For each category (corporate, business unit/regional and discretionary) a threshold, target and maximum payout is determined by the Committee at the beginning of the plan year or as soon as practicable thereafter.
Performance Goals Considered in Annual Bonuses. Our Committee bases its determination of annual bonuses as follows: Each officer is graded on a balanced scorecard comprised of their achievement against goals for the Company, their department/region and a discretionary component. For Mr. Sweeney, 80% of his target bonus is tied to Company goal achievement and 20% is awarded at the discretion of the Compensation Committee, based on their subjective assessment. For Messrs. Molotsky and Sipzner, 60% of their target bonus is tied to Company goal achievement, 20% to their department results and 20% is discretionary. For Messrs. DeVuono, and Wiberg, 40% of their target bonus is tied to company goal achievements, 40% to their business unit/regional achievements and 20% discretionary. If the named executives exceed the target in a particular area, they may be awarded up to 150% of the relevant component. If they do not achieve the threshold for the component, the executive will receive 0% payout for that component. Executives are awarded 100% of the applicable balanced scorecard component when they meet their targets, subject to the President and Chief Executive Officer’s recommendation and subject to the Committee’s full discretion based on the company’s achievement of 2008 objectives. Based on our actual 2008 business results, and the relative weightings applied to each metric, these executives were entitled to a payout of 100% of the Company portion of the annual bonus. The individuals were then awarded a part of their bonus based on specific goal achievement as it related to both their annual business unit/regional performance and individual achievements which make up the discretionary piece of the scorecard.
Key elements of company goals for 2008 included: (i) Funds From Operations (FFO)1; (ii) Cash Available for Distribution (CAD)2; (iii) Same-Store Growth (profitability on existing portfolio of real estate assets);(iv) Core Sales Activity; (v) development leasing; and (v) key strategic initiatives. Each executive’s bonus is tied to these company goals. The Committee’s assessment of 2008 goals, objectives and performance took into account:
◆	Funds From Operations (“FFO”) compares our achieved FFO against our internal targets. Cash Available for Distribution, is FFO less the cost of recurring capital expenditures. FFO and CAD form 25% of the corporate metric. FFO for 2008 was $2.49. CAD for 2008 was $2.04. We met the threshold or exceeded the target for both these metrics. FFO was 102% of target and CAD was 132% of target.

[1]	We compute FFO in accordance with standards established by the National Association of Real Estate Investment Trusts (NAREIT), which may not be comparable to FFO reported by other REITs that do not compute FFO in accordance with the NAREIT definition, or that interpret the NAREIT definition differently than us. NAREIT defines FFO as net income (loss) before minority interest of unit holders (preferred and common) and excluding gains (losses) on sales of property and extraordinary items (computed in accordance with GAAP); plus real estate related depreciation and amortization (excluding amortization of deferred financing costs), and after similar adjustments for unconsolidated joint ventures. Net income, the GAAP measure that we believe to be most directly comparable to FFO, includes depreciation and amortization expenses, gains or losses on property sales, extraordinary items and minority interest. To facilitate a clear understanding of our historical operating results, FFO should be examined in conjunction with net income (determined in accordance with GAAP) as presented in the financial statements included elsewhere in this release. FFO does not represent cash flow from operating activities (determined in accordance with GAAP) and should not be considered to be an alternative to net income (loss) (determined in accordance with GAAP) as an indication of our financial performance or to be an alternative to cash flow from operating activities (determined in accordance with GAAP) as a measure of our liquidity, nor is it indicative of funds available for our cash needs, including our ability to make cash distributions to shareholders.

For information purposes, we also provide FFO adjusted for impairment charges. Although our calculation of FFO as adjusted differs from NAREIT’s definition of FFO and may not be comparable to that of other REITs and real estate companies, we believe it provides a meaningful supplemental measure of our operating performance because we believe that by excluding impairment charges, shareholders and potential investors are presented with an indicator of our operating performance that more closely achieves the objectives of the real estate industry in presenting FFO.

[2]	CAD is a non-GAAP financial measure that is not intended as an alternative to cash flow from operating activities as determined under GAAP. CAD is presented solely as a supplemental disclosure with respect to liquidity because we believe it provides useful information regarding our ability to fund our distributions. Because other companies do not necessarily calculate CAD the same way as we do, our presentation of CAD may not be comparable to similarly titled measures provided by other companies.
◆	Same Store NOI Growth (“SSG”): SSG measures internal growth relating to properties that previously existed in the portfolio as opposed to new development or acquisition. Our target GAAP SSG for 2008 was 0.75%. We achieved (0.6%) based on same store net operating income of $311.1 MM in 2008 compared to $312.8 MM in 2007, excluding one time items. With respect to cash SSG, our target was 2.25%. We achieved 0.7% cash SSG based on cash same store net operating income of $302.6 MM in 2008 compared to $300.4 MM in 2007, excluding one time items. The company did not meet our targets for this metric in 2008, which was weighted 10% of the corporate metric.

◆	Core Sales Activity represents assets sold for strategic purposes. Core Sales activity was identified in early 2008 as our top priority corporate objective in aiding our liquidity and de-leveraging efforts, and as such was weighted as 35% of the corporate metric. We significantly exceeded this metric selling $517.5MM of assets. The maximum metric forecasted was $161 MM. We exceeded this target by over 300%.

◆	Development Leasing describes our ability to lease our new development pipeline. The goal was to achieve 15% average occupancy and Net Operating Income(1) (“NOI”) contribution of $1.5MM. Development leasing was weighted 20% of the corporate metric. For 2008, we achieved development leasing of 15% year-end occupancy (64.9% leased) and NOI contribution of $625k (42% of target).

◆	Strategic Initiatives for 2008 included controlling capital costs, reducing leverage and advancing our financing program related to the Cira Post Office and Garage projects. Actual results for capital costs were achievement of $30MM under spending targets. Our performance of bond buybacks and asset sales exceeded expectations resulting in lower leverage and higher capacity versus 2008 plan targets. In addition, we completed both a Historic and New Markets tax credit transaction raising gross capital of $76.9 MM to be used for the Cira Post Office and Cira Garage projects strategic initiatives were weighted 10% of the corporate metric.
Our framework for annual bonuses for executives contemplates that, after taking into account each executive’s individual scorecard, the Compensation Committee may exercise discretion in setting individual awards, including paying out awards lower than the pool accrued for bonuses. For example, an executive with a $275,000 base salary and an annual bonus target percentage of 75% would have an unadjusted annual bonus opportunity of $206,250. If the executive achieved 100% of his goals, and the Committee determined that the company should only pay out 90% of its accrued bonus pool, then the adjusted bonus would be $185,625. Factors the Committee may use in adjusting the pool include, but are not limited to, the Company’s stock performance, achievement/failure to meet imperative company goals, or general economic/industry conditions.
For this reason, following review of our 2008 performance, primarily our negative total return for 2008, our Compensation Committee discussed with our President and Chief Executive Officer his evaluation of the performance of each executive officer and his recommendation of an overall adjustment downward to the computed annual bonus amounts, which resulted in aggregate annual bonuses for our officers that did not exceed 83.7% of the aggregate of the annual bonuses targeted for 2008 (and, in the case of our President and Chief Executive Officer, did not exceed 40% of his targeted bonus award). The Committee accepted the recommendations of our President and Chief Executive Officer, although the Committee has sole authority over, and may exercise its sole discretion regarding, the structure of the compensation program and individual arrangements for each named executive officer.

(1)	NOI is a non-GAAP financial measure equal to net income available to common shareholders, the most directly comparable GAAP financial measure, plus corporate general and administrative expense, depreciation and amortization, interest expense, minority interest in the Operating Partnership and losses from early extinguishment of debt, less interest income, development and management income, gains from property dispositions, gains on sale from discontinued operations, gains on early extinguishment of debt, income from discontinued operations, income from unconsolidated joint ventures and minority interest in property partnerships. In some cases, we also present NOI on a cash basis, which is NOI after eliminating the effect of straight-lining of rent and deferred market intangible amortization. NOI presented by us may not be comparable to NOI reported by other REITs that define NOI differently. NOI should not be considered an alternative to net income as an indication of our performance, or as an alternative to cash flow from operating activities as a measure of our liquidity or ability to make cash distributions to shareholders.
Annual bonuses awarded to our named executives in April 2009 are shown in the following table and in the Summary Compensation Table.
President and Chief Executive Officer Annual Bonus. Our President and Chief Executive Officer’s performance objectives are adopted by the Compensation Committee each year following a discussion of our annual business plan as well as our key objectives for that year. This year, Mr. Sweeney’s goals were weighted 80% corporate metrics described above and 20% discretionary. The CEO makes recommendations to the Compensation Committee with respect to the annual corporate metrics which will apply to himself as well as other company officers. After each year our President and Chief Executive Officer submits to our Compensation Committee data relating to actual achievements against goals. The Committee evaluates this data in light of our financial performance for the prior year and makes a final determination of the achievement of our President and Chief Executive Officer. The Committee’s determination reflects the exercise of discretion and the Committee’s subjective judgment of the performance of our President and Chief Executive Officer, including his ability to represent and enhance our Company’s culture and to continue to provide exemplary leadership and integrity. Based on our actual 2008 business results, and the relative weightings applied to each metric, Mr. Sweeney earned 100% of the corporate portion of his bonus. However, in recognition of the capital markets dislocations and Brandywine’s share performance, Mr. Sweeney advised the Committee that his annual bonus, despite his 200% of annual salary target and the overall achievement of 2008 corporate goals, should not exceed 80% of his annual salary (i.e., 40% of his target bonus). Based upon this recommendation, the Committee, in its discretion, awarded Mr. Sweeney an annual bonus of $480,000 (such bonus being 40% of his target bonus). Furthermore, based on Mr. Sweeney’s additional recommendation, a $123,000 portion of his $480,000 annual bonus was awarded by the Compensation Committee in common shares (rather than cash) in order to further align his interests with that of our shareholders. The price per share of these common shares is equal to $3.34, which represents the average of the closing prices of the common shares on each of April 1, 2009 and April 6, 2009.
The following table summarizes 2008 target annual bonus percentages, target annual bonuses, (based on the target percentages), and actual annual bonuses for the named executive officers:
2008 Annual Bonus Targets and Awards

		Target
		Annual	Target	Actual
	2008 Base	Bonus	Annual	Annual
	Salary	Percentage	Bonus	Bonus
Executive	($)	(1)	($)	($)

Gerard H. Sweeney	$600,000	200%	$1,200,000	$480,000
Howard M. Sipzner	$392,700	100%	$392,700	$355,000
Brad A. Molotsky	$332,520	80%	$266,016	$240,000
Robert K. Wiberg	$275,000	75%	$206,250	$180,000
H. Jeffrey DeVuono	$275,000	75%	$206,250	$178,000

(1)	Target annual bonuses as a percentage of base salary, discussed above.

Equity-Based Long-Term Incentive Compensation.
The amounts of the awards were determined as follows:
The Compensation Committee, after consultation with Towers Perrin, determined a market based competitive target percentage and target value, expressed as a percentage of base salary, as set forth above. See “-Overview.” The long term incentive awards to our eight executive officers have an aggregate estimated value of less than 26% of the 2009 applicable target values for these individuals as shown in the table above. These target values were set as a percentage of base salaries ranging from 125% to 350%. Moreover, the aggregate estimated value of the April 2009 awards to the eight executive officers is less than 43% of the aggregate long term incentive award value granted in April 2008. These discounts reflect a judgment by the Compensation Committee that long term awards should be reduced to take into account our 2008 and recent 2009 share price performance. Based upon our total shareholder return relative to our REIT peers and decline in our share price, our Committee concluded that these decreased payouts versus target were warranted. The awards are comprised of three components: restricted shares, performance units and stock options. The Compensation Committee believes that these three components in combination create an effective link between ultimate value realized by our executives and our longer-term performance and also enhance retention by conditioning any payouts on continued service with us during the performance or vesting periods. We describe below the material terms of these components.
Time Vested Restricted Share Awards. Each time-vested restricted share has a value equal to one common share as of the close of the market on the day of grant. Time-vested restricted shares vest on the third anniversary of the award date and, upon vesting, each share is settled for one common share. Vesting would accelerate if we were acquired or underwent a change in control or if the recipient of the award were to die or become disabled prior to the vesting date. A recipient of time-vested restricted shares forfeits the shares if his or her employment with us terminates prior to the scheduled or (if applicable) accelerated vesting date. We pay cash dividend equivalents on each time-vested restricted share during the three-year vesting period.
Performance Units. Each performance unit represents the right to earn common shares. The number of common shares, if any, deliverable to award recipients depends on our performance, based on total return to shareholders (“TRS”) over the “Measurement Period” compared to our peers. The Measurement Period is the period that commenced on January 1, 2009 and that ends on the earlier of December 31, 2011 or the date of a change in control. Our TRS for the Measurement Period will be compared to the TRS for real estate investment trusts included in the MSCI US REIT Index’s gross index (the “Index REITs”) over the same period. The number of performance units credited to award recipients’ accounts will be increased by dividends paid during the Measurement Period. Dividends will be deemed credited to the performance unit accounts and applied to “acquire” more performance units for the account of the award recipient at the closing price per common share on the dividend payment date. Performance units will be settled in common shares at the end of the Measurement Period unless the award recipient elects to defer the receipt of payment to a later date. At the end of the Measurement Period, the number of base units then represented by the performance unit will be converted into common shares, provided that our TRS ranking among Index REITS is at or above the 25th percentile. If our ranking is below the 25th percentile, the conversion factor will be zero (0), no common shares will be paid and the performance unit will lapse. At any ranking at or above the 25th percentile and up to and including the 50th percentile, the conversion factor will be equal to the product of our percentile ranking times two (2). For example, assume that our TRS places us at the 40th percentile. We would then multiply 40% by two (2) and the conversion factor would be 80%. The number of common shares that we would then issue would equal 80% of the total number of base units then represented by a performance unit. Accordingly, if a performance unit represented 2.5 base units at the end of the Measurement Period (with the incremental 1.5 base units attributable to dividend reinvestment), then the recipient would receive two (2) common shares [i.e., 80% multiplied by 2.5].
At any ranking above the 50th percentile and below the 75th percentile, the multiplier will be determined through a straight-line interpolation, the conversion factor would be the mid-point between 100% and 200%. For example, assume that our ranking places us at the 62.5th percentile. This ranking is the exact mid-point between the 50th and 75th percentiles. Through a straight-line interpolation, the conversion factor would be the mid-point between 100% and 200%: 150%. A performance unit representing 2.5 base units at the end of the Measurement Period would therefore represent the right to receive 3.75 common shares [i.e., 150% multiplied by 2.5]. At any ranking at or above the 75th percentile, the multiplier is fixed at two (2). Thus, if our ranking places us at or above the 75th percentile, the payment will be based on the product of the award recipient’s base units times two.
Share Option Awards. Each Option has a per share exercise price of $2.91 (equal to the closing price of our common shares on April 1, 2009), vests ratably over three years and has a ten-year term. Vesting of the Options would accelerate upon the same events that would trigger accelerated vesting of time vested restricted shares. The options awarded have a ten-year term and vest pro-rata over three years. Options to purchase our common shares are valued using a Black Scholes model. The options issued to our executives in April 2009 have a fair value of $.07 per share. The assumptions used in the Black Scholes model to determine this fair value were: a risk-free interest rate of 2.2%, a long-term average dividend yield of 23.7%, a volatility rate of 40.99% and a weighted average option term of seven years.
Summary of April 2009 Share Option Awards

		Incentive Stock	Non-Qualified
Name	# of Options(1)	Options	Options

Gerard H. Sweeney	309,337	34,602	274,735
Howard M. Sipzner	76,569	25,523	51,046
Brad A. Molotsky	64,939	21,646	43,293
Robert K. Wiberg	45,195	15,065	30,130
H. Jeffrey DeVuono	41,328	13,776	27,552

[1]	Share options were allocated between non-qualified stock options and incentive stock options, as set forth in the table above.
Deferred Compensation Plan
We offer a deferred compensation plan that enables our executives to defer a portion of their base salaries, bonuses and equity awards. The amounts deferred are not included in the executive’s current taxable income and, therefore, are not currently deductible by us. The executives select from a limited number of mutual funds and investment alternatives which serve as measurement funds, and the deferred amounts are increased or decreased to correspond to the market value of the selected investments. We do not consider any of the earnings credited under the deferred compensation plan to be “above market.” We do not provide any matching contribution to any executive officer who participates in this plan, other than a limited amount to make up for any loss of matching contributions under our Section 401(k) plan. An executive who defers more than 25% of his or her annual bonus into the Company Share Fund under the deferred compensation account is entitled to a 15% discount on the share equivalents credited on account of the excess. We maintain this plan to help ensure that our benefits are competitive. See “Compensation Tables and Related Information — Nonqualified Deferred Compensation.”
Other Benefits
Our executives participate in company-sponsored benefit programs available broadly to generally all our salaried employees, including our employee share purchase plan and our Section 401(k) plan, which for 2008 provided a dollar-for-dollar company matching contribution of 30% of the first 10% of compensation contributed to the plan utilizing earnings not in excess of an amount established by the Internal Revenue Service ($15,500 in 2008). In 2009, we have reduced this match to 15% of the first 6% of compensation. Other benefits, such as health and dental plans, group term life insurance, short- and long-term disability insurance and travel accident insurance, are also available generally to all our salaried employees.

Perquisites
We do not provide perquisites to our executive officers, with the exception of a monthly payment to Mr. Sipzner for automobile expenses pursuant to his employment agreement.
Post-Termination Benefits
We provide severance benefits to our executive officers, depending on the circumstances of their termination. We summarize below the severance benefits, including upon a change-in-control. See “Potential Payments on Termination or Change in Control — Severance Benefits.”
We believe that the severance protection that we provide is consistent with those maintained by our peer companies and is therefore important in enabling us to attract and retain high quality executives. We also believe it is in our best interest to have agreements with our senior executives that maintain their focus on, and commitment to, us notwithstanding a potential merger or other change of control transaction. The agreements with our executive officers (other than our President and Chief Executive Officer) condition the executive’s entitlement to severance following a change of control upon a so-called “double trigger.” Under a double-trigger, the executive is entitled to severance only if, within a specified period following the change of control, the terms of his or her employment are adversely changed. The entitlement of our President and Chief Executive Officer to severance following a change of control is not conditioned on an adverse change in his employment terms, rather he would be entitled to severance if he were to resign or his employment were terminated.
We currently have employment agreements with our President and Chief Executive Officer and our Executive Vice President and Chief Financial Officer. These agreements provide for post-employment severance absent a change of control if we terminate the applicable executive (other than for cause) prior to the expiration of the stated employment term. In addition, we have employment letter agreements with our other senior executives that provide for at-will employment (meaning that the executive’s employment can be terminated either by us or the executive for any reason or no reason at any time). We believe this approach provides us with the flexibility to terminate the applicable executive at any time and for any reason while providing the executive with the benefit of his or her bargained-for compensation prior to termination.
Additional Compensation Information
Role of the Chief Executive Officer in Compensation Decisions. Our Chief Executive Officer makes a recommendation to the Committee each year on the appropriate target and actual total annual compensation to be paid to our executive officers, excluding himself. The Committee makes the final determination of the target and actual total annual compensation to be awarded to each executive officer, including our Chief Executive Officer, based on the Committee’s determination of how that compensation will aid in achieving the objectives of our compensation policies. While our President and Chief Executive Officer and General Counsel typically attend Committee meetings, none of the other executive officers is present during the portion of the Committee’s meetings when compensation for these executive officers is set. In addition, our Chief Executive Officer and General Counsel are not present during the portion of the Committee’s meetings when their compensation is set.
Timing of Equity Awards. We do not have any process or practice to time the grant of equity awards in advance of our release of earnings or other material non-public information. Historically, our Compensation Committee has awarded annual bonuses and long-term equity in or shortly after the first quarter after the completion of each fiscal year, following review of pertinent fiscal year information and industry data. The date on which the Committee has met has varied from year to year, primarily based on the schedules of Committee members and the timing of compilation of data requested by the Committee.
Compensation Recovery. We have not adopted a policy that provides for recovery of a compensatory award if a performance measure used to calculate the award is subsequently adjusted in a manner that would have reduced the size of the award. Although we have not previously experienced any such adjustment, if we were to experience such an adjustment, our Compensation Committee would assess the circumstances relating to the adjustment and take such actions as it believes to be appropriate, including, potentially, an action to recover the excess portion of the award.
Share Ownership Requirements. We maintain minimum share ownership requirements for our executives and Trustees. We include these requirements in our Corporate Governance Principles. In March 2009, we revised the requirements. Under the revisions, executive officers are required to own, within five years of their election as an executive officer, the lesser of (x) 75% of the number of Common Shares or share equivalents awarded to such executive officer for no consideration (other than such officer’s services) under an equity compensation program during the sixty-month period that precedes the testing date less shares withheld for taxes and (y) Common Shares or share equivalents that have a market value (based on the average of the closing Common Share prices as reported on the New York Stock Exchange for the twelve-month period ending on June 30 of the calendar year that precedes the date of computation) at least equal to a multiple of the officers base salary. In the case of our President and Chief Executive Officer, the multiple is six, and in the case of our other executive officers, the multiple is four. Each of our non-employee Trustees is expected to retain a number of Common Shares (or share equivalents), whether vested or not, at least equal to the number of “restricted” Common Shares awarded to the non-employee Trustee during the 36-calendar month period immediately preceding the test date, less shares withheld for taxes.
Hedging Limitations; Transactions in our Shares. We do not have a policy regarding hedging the economic risk of share ownership. Our insider trading policy requires that our General Counsel review and approve pledges of common shares by our executive officers. We have a policy that mandates that all executive officers must review transactions involving our common shares (or common share-based instruments) with our General Counsel prior to entering into the transactions.
Accounting Considerations. Prior to implementation of a compensation program and awards under the program, we evaluate the cost of the program and awards in light of our current budget and anticipated budget. We also review the design of compensation programs to assure that the recognition of expense for financial reporting purposes is consistent with our financial modeling. Under FAS 123R the compensation cost recognized for an award classified as an equity award is fixed for the particular award and, absent modification, is not revised with subsequent changes in market prices of our common shares or other assumptions used for purposes of the valuation.
Tax Considerations. Prior to implementation of a compensation program and awards under the program, we evaluate the federal income tax consequences, both to us and to our executives, of the program and awards. Before approving a program, our Compensation Committee receives an explanation from our outside professionals as to the tax treatment of the program and awards under the program and assurances from our outside professionals that the tax treatment should be respected by taxing authorities.
Section 162(m) of the Internal Revenue Code limits our tax deduction each year for compensation to each of our President and Chief Executive Officer and our four other highest paid executive officers to $1 million unless, in general, the compensation is paid under a plan that is performance-related, non-discretionary and has been approved by our shareholders. Because we qualify as a REIT under the Code and are generally not subject to Federal income taxes to the extent that we make distributions to shareholders in amounts at least equal to our REIT taxable income, we have not attempted to structure compensation to be fully deductible under Section 162(m).
We adopted our Deferred Compensation Plan for executives to provide them with an opportunity to save for the future without paying a current tax on the deferred amounts. In addition in April 2008 and in April 2009 we awarded a portion of the option awards in the form of incentive stock options in order to provide executives an opportunity to receive capital gains treatment on a portion of the value they may realize on exercise and sale of common shares underlying the options.
Consideration of Prior Year Compensation. The primary focus of our Compensation Committee in setting executive compensation is the executive’s current level of compensation, including recent awards of long-

term incentives, in the context of current levels of compensation for similarly situated executives at peer companies, taking into account the executive’s performance and our corporate performance. The Committee has not adopted a formulaic approach for considering amounts realized by an executive from prior equity-based awards.

Executive Compensation for 2009

In the first quarter of 2009, the Committee met with our President and Chief Executive Officer to establish 2009 performance objectives for our executives. As discussed in “Annual Cash Compensation — Annual Incentives,” the Committee sets the appropriate mix of corporate financial goals, other corporate and strategic performance goals, and business unit or function objectives each year.

Incentive payments for 2009 will be based on the Committee’s judgment regarding our corporate and executive officer performance in 2009 as measured against those objectives. The key corporate financial goals for 2009 will be aligned with our annual and long-term business plan objectives. In addition, specific goals and weightings will be established for each executive officer relating to his or her specific function or business unit.
Compensation Committee Report
In accordance with its written charter adopted by the Board, the Compensation Committee has oversight of our executive compensation policies and practices. In discharging its oversight responsibility, the Committee has retained independent compensation consultants to advise it regarding market and general compensation trends.

The Committee has reviewed and discussed the Compensation Discussion and Analysis with our management, which has the responsibility for preparing the Compensation Discussion and Analysis. Based upon this review and discussion, the Committee recommended to the Board that the Compensation Discussion and Analysis be included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2008 and in our proxy statement for our 2009 annual meeting of shareholders.
◆	Charles P. Pizzi (Chair)

◆	Walter D’Alessio

◆	Donald E. Axinn

◆	Michael J. Joyce
Compensation Committee Processes and Procedures
Our Compensation Committee’s charter has been approved by our Board upon the recommendation of our Corporate Governance Committee. Our Compensation Committee and Corporate Governance Committee review the charter no less frequently than annually. Under its charter, our Compensation Committee’s responsibilities include:
◆	Approval of our goals and objectives relating to our President and Chief Executive Officer’s compensation, evaluation of the performance of our President and Chief Executive Officer in light of such goals and objectives, and setting the compensation of our President and Chief Executive Officer based on this evaluation.

◆	Approval of the salaries and bonuses of our other executive officers either (i) with the title Executive Vice President, (ii) with the title Senior Vice President or Vice President, in either case who hold a position as Managing Director, Chief Financial Officer, General Counsel or Chief Administrative Officer or (iii) who report directly to our President and Chief Executive Officer, taking into account the recommendation of our President and Chief Executive Officer and such other information as the Committee believes appropriate.

◆	Administration of our equity incentive plans, including authorizing restricted shares and other equity-based awards under these plans.

◆	Exercise of sole authority to retain, and terminate, third party consultants to assist in the evaluation of Trustee, chief executive officer and senior executive compensation and exercise of sole authority to approve such consultant’s fees and other retention terms.

◆	Assessment of the appropriate structure and amount of compensation for the Trustees.
Our Compensation Committee’s charter does not authorize the Compensation Committee to delegate any of its responsibilities (including authority to award restricted shares, share options or other equity-based awards) to other persons, and the Compensation Committee has not delegated any of its responsibilities to other persons. With respect to compensation of Trustees, the role of our executive officers is limited to furnishing such industry data, summaries and legal and financial analyses as the Committee requests to review and confirm from time to time.

Our Compensation Committee has engaged Towers Perrin, an independent compensation consulting firm, to provide it with peer group and industry compensation data and advice on compensation best practices. In addition, Towers Perrin has provided valuations of portions of our equity-based incentive award programs. The Committee’s instructions to Towers Perrin included a request: (i) that the firm prepare an executive compensation peer group analysis that covers our senior executives, (ii) that the firm compile current data with regard to industry compensation trends and practices, (iii) for consultation regarding setting compensation levels for executive officers and, (iv) design the Long-Term Incentive program and perform valuation services for the Performance Unit portion of the program.

Compensation Tables and Related Information
Compensation Tables and Related Information

The following tables and footnotes set forth information, for the year ended December 31, 2008, concerning compensation awarded to, earned by or paid to: (i) our President and Chief Executive Officer, (ii) each person who served as our principal financial officer during the year ended December 31, 2008 and (iii) each of our three other most highly compensated executive officers in 2008 who were serving as executive officers at December 31, 2008 (the “Named Executive Officers”).
Summary Compensation Table

Name and				Share	Option	All Other
Principal Position	Year	Salary (1)	Bonus (2)	Awards (3)	Awards (4)	Compensation		Total

Gerard H. Sweeney	2008	$600,000	$480,000	$1,059,542	$196,950	$236,086	(5)	$2,572,578
President and Chief	2007	$570,250	$0	$1,185,726		$249,254	(5)	$2,005,230
Executive Officer	2006	$409,083	$1,327,206	$1,498,847		$249,983	(5)	$3,485,119

Howard M. Sipzner	2008	$404,469	$355,000	$277,264	$19,500	$50,390	(6)	$1,106,623
Executive Vice	2007	$369,130	$359,805	$187,612		$29,143	(6)	$945,690
President, Chief	2006	—	—	—		—		—
Financial Officer

Brad A. Molotsky	2008	$331,433	$240,000	$212,517	$16,539	$50,814	(7)	$851,303
Senior Vice President,	2007	$320,583	$252,868	$205,718		$49,282	(7)	$828,451
General Counsel and	2006	$281,092	$334,853	$268,183		$61,134	(7)	$945,262
Secretary

Robert K. Wiberg	2008	$274,167	$180,000	$218,439	$11,510	$45,520	(8)	$729,636
Executive Vice	2007	$266,667	$167,059	$185,326		$30,071	(8)	$649,123
President and Senior	2006	$249,617	$287,132	$96,082		$16,081	(8)	$648,912
Managing Director

H. Jeffrey DeVuono	2008	$270,833	$178,000	$171,863	$10,525	$29,317	(9)	$660,538
Executive Vice	2007	$246,400	$170,000	$161,133		$27,134	(9)	$604,667
President and Senior	2006	$223,900	$208,824	$132,157		$34,966	(9)	$599,847
Managing Director

*	Mr. Sipzner joined us in January 2007.

(1)	Executives are eligible to defer a portion of their salaries and bonuses under our Deferred Compensation Plan. The amounts shown in this column have not been reduced by any deferrals under the Nonqualified Deferred Compensation Plan. Amounts deferred in 2008 are shown in the Nonqualified Deferred Compensation table below.

(2)	Bonus amounts for 2008, 2007 and 2006 were approved by the Compensation Committee on April 1, 2009, April 8, 2008 and February 9, 2007, respectively. For each of 2007 and 2006, the Compensation Committee required that each executive officer take a minimum of 25% of his or her annual bonus in common shares (or common share equivalents under our Deferred Compensation Plan) until the officer met the share ownership requirements applicable to him or her, as set forth in our Corporate Governance Principles. Any officer who met the share ownership requirements applicable to him or her was entitled to take all or a portion of his or her bonus in common shares (or common share equivalents) and was entitled to a 15% discount to the market price of the common shares on the date of the award on any common shares or share equivalents taken. Any officer who did not meet the share ownership requirements and elected to take more than the 25% minimum in common shares (or common share equivalents) was entitled to a 15% discount to the market price of the common shares on any portion of the bonus in excess of 25% taken in common shares

(or common share equivalents). The additional common shares (or common share equivalents) acquired by virtue of the discount are subject to vesting over a two-year period. The dollar amounts shown under the Bonus column for each of 2007 and 2006 include the additional value attributable to the 15% discount (computed by multiplying the closing sales price of the common shares on the date of the award on the New York Stock Exchange by the number of additional common shares (or common share equivalents) received by the applicable Name Executive Officer as a result of the discount). Bonus amounts for 2008 were paid in solely in cash.

(3)	This column represents the dollar amounts that we recognized for financial statement purposes with respect to our 2008, 2007 and 2006 fiscal years for the fair value of Share Awards, in accordance with SFAS 123R (disregarding for this purpose estimated forfeitures related to service-based vesting conditions). Share Awards consist of (i) “restricted” common shares (or share equivalents) that vest in either three, five or seven equal annual installments, as applicable, from the award date and (ii) awards under our 2006 Long-Term Outperformance Compensation Program. Restricted common shares (or share equivalents) vest early upon a change of control, and upon the death or disability of the holder of the shares. The holder of restricted common shares (or share equivalents) is entitled to receive distributions on the shares from the date of the award. Vesting of the restricted common shares (or share equivalents) is not subject to performance-based conditions. See “2006 Long-Term Outperformance Compensation Program” below for a discussion of material features of awards under the 2006 Long-Term Outperformance Compensation Program. The fair value of awards under the 2006 Long-Term Outperformance Compensation Program was determined by an independent firm in accordance with the Uniform Standards of Professional Appraisal Practice. The firm used a Monte Carlo simulation, which is a statistical method to determine values that are a function of variables with uncertain probabilities. The valuation model was developed to accommodate the actual features of the Program. The amounts shown for Messrs. Sweeney and Molotsky for 2007 and 2006 reflect a valuation adjustment that we made in 2008 in conformity with SFAS 123R classification requirements.

(4)	This column represents the dollar amounts recognized for financial statement purposes with respect to our 2008 fiscal year for the fair value of Option Awards in accordance with SFAS 123(R) (disregarding for this purpose estimated forfeitures related to service-based vesting conditions). Please refer to Note 13 to the financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2008 for a description of the SFAS 123(R) valuation.

(5)	Represents for 2008 (i) $226,230 in dividends paid in 2008 on unvested restricted common shares and performance shares, (ii) $4,650 in employer matching and profit sharing contributions to our 401(k) retirement and profit sharing plan and deferred compensation plan, (iii) $720 in life insurance premiums, and (iv) $4,485 from participation in the Employee Stock Purchase Plan. Represents for 2007 (i) $243,884 in dividends paid in 2007 on unvested restricted common shares and RSUs, (ii) $4,650 in employer matching and profit sharing contributions to our 401(k) retirement and profit sharing plan and deferred compensation plan and (iii) $720 in life insurance premiums. Represents for 2006 (i) $204,864 in dividends paid in 2006 on unvested restricted common shares, (ii) $44,268 in employer matching and profit sharing contributions to our 401(k) retirement and profit sharing plan and deferred compensation plan and (iii) $851 in life insurance premiums.

(6)	Represents for 2008 (i) $40,535 in dividends paid in 2008 on unvested restricted common shares and performance shares, (ii) $4,650 in employer matching and profit sharing contributions to our 401(k) retirement and profit sharing plan and deferred compensation plan and (iii) $720 in life insurance premiums, and (iv) $ 4,486 from participation in the Employee Stock Purchase Plan. Represents for 2007 (i) $23,773 in dividends paid in 2007 on unvested restricted common shares, (ii) $4,650 in employer matching and profit sharing contributions to our 401(k) retirement and profit sharing plan and deferred compensation plan and (iii) $720 in life insurance premiums.

(7)	Represents for 2008 (i) $45,444 in dividends paid in 2008 on unvested restricted common shares, (ii) $4,650 in employer matching and profit sharing contributions to our 401(k) retirement and profit sharing plan and deferred compensation plan and (iii) $720 in life insurance premiums. Represents for 2007 (i) $43,912 in dividends paid in 2007 on unvested restricted common shares, (ii) $4,650 in employer matching and profit sharing contributions to our 401(k) retirement and profit sharing plan and deferred compensation plan and (iii) $720 in life insurance premiums. Represents for 2006 (i) $39,958 in dividends paid in 2006 on unvested restricted common shares, (ii) $20,235 in employer matching and profit sharing contributions to our 401(k) retirement and profit sharing plan and deferred compensation plan and (iii) $851 in life insurance premiums.

(8)	Represents for 2008 (i) $35,798 in dividends paid in 2008 on unvested restricted common shares, (ii) $6,000 in employer matching and profit sharing contributions to our 401(k) retirement and profit sharing plan and deferred compensation plan and (iii) $720 in life insurance premiums and (iv) $ 3,002 from participation in the Employee Stock Purchase Plan. Represents for 2007 (i) $25,274 in dividends paid in 2007 on unvested restricted common shares, (ii) $4,077 in employer matching and profit sharing contributions to our 401(k) retirement and profit sharing plan and deferred compensation plan and (iii) $720 in life insurance premiums. Represents for 2006 (i) $8,970 in dividends paid in 2006 on unvested restricted common shares, (ii) $3,150 in employer matching and profit sharing contributions to our 401(k) retirement and profit sharing plan and deferred compensation plan, (iii) $3,505 on account of a discounted share purchase and (iv) $457 in life insurance premiums.

(9)	Represents for 2008 (i) $23,947 in dividends paid in 2008 on unvested restricted common shares, (ii) $4,650 in employer matching and profit sharing contributions to our 401(k) retirement and profit sharing plan and deferred compensation plan and (iii) $720 in life insurance premiums. Represents for 2007 (i) $21,764 in dividends paid in 2007 on unvested restricted common shares, (ii) $4,650 in employer matching and profit sharing contributions to our 401(k) retirement and profit sharing plan and deferred compensation plan and (iii)$720 in life insurance premiums. Represents for 2006 (i) $20,735 in dividends paid in 2006 on unvested restricted common shares, (ii) $13,380 in employer matching and profit sharing contributions to our 401(k) retirement and profit sharing plan and deferred compensation plan and (iii) $851 in life insurance premiums.
Grants of Plan-Based Awards

			All Other
			Option
			Awards:
		All Other	Number of		Grant Date
		Share	Securities	Exercise or	Fair Value of
		Awards:	Underling	Base Price of	Share and
		Number of	Options	Option Awards	Option
Name	Grant Date	Shares (#)(1)	(#)	($/Sh)	Awards(2)

	April 8, 2008		1,010,000	$20.61	$787,800
Gerard H. Sweeney	April 8, 2008	35,560			$626,200

	April 8, 2008		100,000	$20.61	$78,000
Howard M. Sipzner	April 8, 2008	15,446			$272,000

	April 8, 2008		84,813	$20.61	$66,154
Brad A. Molotsky	April 8, 2008	13,100			$230,688

	April 8, 2008		59,024	$20.61	$46,039
Robert K. Wiberg	April 8, 2008	9,117			$160,544

	April 8, 2008		53,975	$20.61	$42,100
H. Jeffrey DeVuono	April 8, 2008	8,337			$146,810

(1)	Consists of restricted common shares (or share equivalents) that vest on April 8, 2011. Restricted common shares (or share equivalents) vest prior to April 08, 2011 upon a change of control, and upon the death or disability of the holder of the shares. The holder of restricted common shares is entitled to receive distributions on the shares from the date of the award. Vesting of the restricted common shares (or share equivalents) is not subject to performance-based conditions.

(2)	This column shows the grant date fair value of Share Awards and Option Awards under SFAS 123R granted to the Named Executive Officers. Generally, the grant date fair value is the amount that we would expense in our financial statements over the vesting period of the applicable Share Award. For the April 8, 2008 option grants, the fair value was calculated using the Black-Scholes model with the following material assumptions: dividend yield of 8.5%, volatility of 23.2%, risk-free interest rate of 3.1%, and an expected life of approximately seven years. For the April 8, 2008 grants of restricted shares the value was calculated based on the closing price of the common shares on the date of grant of $17.61.

Outstanding Equity Awards at Fiscal Year-End

	Option Awards				Share Awards
							Equity
							Incentive Plan
							Awards:
							Market or
		Number of					Payout Value
	Number of	Securities			Number	Market	of Unearned
	Securities	Underlying			of Shares	Value of	Shares or
	Underlying	Unexercised	Option		That Have	Shares That	Other Rights
	Unexercised	Options	Exercise	Option	Not	Have Not	That Have Not
	Options (#)	(#)	Price	Expiration	Vested	Vested	Vested
Name	Exercisable	Unexercisable	($)	Date	(#)	($)	($)(1)

Gerard H. Sweeney	13,333		$6.21	(2)	143,985	$1,110,124	$0
	33,334		$14.31	(2)
		1,010,000	$20.61	April 8, 2018

Howard M. Sipzner		100,000	$20.61	April 8, 2018	29,854	$230,174	$0

Brad A. Molotsky		84,813	$20.61	April 8, 2018	32,015	$246,836	$0

Robert K. Wiberg	13,557	0	$24.04	February 3, 2015
		59,024	$20.61	April 8, 2018	24,543	$189,226	$0

H. Jeffrey DeVuono		53,975	$20.61	April 8, 2018	17,572	$135,480	$0

(1)	Represents hypothetical payments, if any, under our 2006 Long-Term Outperformance Compensation Program. The number of common shares, if any, that we will issue under the 2006 Long-Term Outperformance Compensation Program will depend on whether, and the extent to which, our total shareholder return exceeds the hurdles established in the Program. The dollar amount shown above ($0) was computed on the basis of (i) the closing price of our common shares on December 31, 2008 (the last trading day of 2008) and (ii) the assumed occurrence of a change of control on December 31, 2008 (resulting in an early termination of the three-year measurement period in the Program and a pro rata adjustment of the performance hurdles in the Program). Only if our share price had exceeded $33.00 on December 31, 2008, would any payments have been made under the plan if a change of control occurred on that date.

(2)	These options have an expiration date tied to Mr. Sweeney’s employment with us.

Option Exercises and Shares Vested

	Option Awards		Share Awards
	Number of Shares	Value Realized	Number of Shares	Value Realized
	Acquired on Exercise	on Exercise	Acquired on Vesting	on Vesting
Name	(#)	($)	(#)	($)(1)

Gerard H. Sweeney	0	$0	41,060	$726,120
Howard M. Sipzner	0	$0	3,602	$62,387
Brad A. Molotsky	0	$0	7,715	$136,795
Robert K. Wiberg	0	$0	1,421	$23,944
H. Jeffrey DeVuono	0	$0	3,874	$68,587

(1)	Reflects the number of restricted common shares (or share equivalents) that vested in 2008 multiplied by the closing market price of the common shares on the applicable vesting date.
Nonqualified Deferred Compensation

	Executive	Registrant		Aggregate	Aggregate
	Contributions	Contributions	Aggregate	Withdrawals/	Balance at
	in Last FY	in Last FY	Earnings in Last FY	Distributions	Last FYE
Name	($)(1)	($)	($)(2)	($)	($)

Gerard H. Sweeney	$78,673	$0	—	$81,637	$1,394,823
Howard M. Sipzner	$560,393	$9,805	—	$15,552	$588,343
Brad A. Molotsky	$209,270	$32,867	—	$55,027	$566,854
Robert K. Wiberg	$40,000	$7,059	—	$0	$224,018
H. Jeffrey DeVuono	$0	$0	—	$0	$204,119

(1)	Amounts shown reflect the portion of the executive’s 2008 salary, bonus and vested performance shares which the executive elected to defer into our Nonqualified Deferred Compensation Plan. These amounts are also reported in the Summary Compensation Table. All amounts shown in the year-end balance column have been reported either as salary or bonus in the Summary Compensation Table of our proxy statements for previous years for those of the Named Executive Officers who were Named Executive Officers in proxy statements for such previous years, other than the component of the year-end balances that represents earnings. Amounts that represent aggregate earnings and appreciation (loss) since inception in the Plan, measured at December 31, 2008, are: $(981,088) Mr. Sweeney; $(407,251) Mr. Sipzner; $(447,560) Mr. Molotsky; $(521,489) Mr. Wiberg; $(212,723) Mr. DeVuono.

(2)	No earnings are reported during 2008 as the value of the participants’ account balances declined in value due to an overall decline in the value of the underlying investments in the deferred compensation plan.
Our Executive Deferred Compensation Plan (the “Deferred Compensation Plan”) affords participating executives and Trustees the ability to defer a portion of their base salary and bonus (or, in the case of our Trustees, annual retainer and Board fees) on a tax-deferred basis. In addition, participants may elect to defer the receipt of equity grants under our long-term incentive plans. If a participant’s matching contributions under our 401(k) plan are limited due to participation in the Deferred Compensation Plan or due to limitations on matching contributions imposed by the Internal Revenue Code, we make a matching contribution for the participant under the deferred compensation plan to the extent the participant has deferred an amount under the Deferred Compensation Plan at least equal to the amount that would have been required if the matching contribution had been made under our 401(k) plan. We have the right, but not the obligation, to make matching contributions for executives on deferred amounts (and/or to make a discretionary profit sharing contribution for executives) covering compensation in excess of $230,000 because the 401(k) plan rules will not permit such matching contributions due to the compensation limitations of $230,000. Participants elect the timing and form of distribution. Distributions are payable in a lump sum or installments and may commence in-service, after a required minimum deferral period, or upon retirement. Participants elect the manner in which their accounts are deemed invested during the deferral period.

Because the Deferred Compensation Plan is a “nonqualified” deferred compensation plan, we are not obligated to invest deferred amounts in the selected manner or to set aside any deferred amounts in trust. One of the deemed investment options is a hypothetical investment fund (the “Common Share Fund”) consisting of our common shares. Effective for compensation deferred after 2006, all deferrals that are invested in the Company Share Fund will continue to be invested in the Company Share Fund until distribution and will not be eligible to be transferred into other investment funds. An executive who defers more than 25% of his or her annual bonus into the Company Share Fund is entitled to a 15% discount on the share equivalents credited on account of the excess. All deferred equity grants will be invested in the Company Share Fund and all distributions of benefits attributable to Company Share Fund credits will be paid in common shares.

With respect to post-2004 deferred compensation deemed invested in the Company Share Fund, dividend equivalents are subject to participants’ elections to receive the dividend equivalents in cash or to continue to defer them under the Deferred Compensation Plan. Any dividend equivalents credited to participants’ accounts in the Deferred Compensation Plan will be invested in investment funds selected by the participants other than the Company Share Fund.

In general, compensation subject to a deferral election, matching contributions and profit sharing contributions are not includible in a participant’s taxable income for federal income tax purposes until the participant receives a distribution from the Deferred Compensation Plan. We are not entitled to a deduction until such amounts are distributed.
2006 Long-Term Outperformance Program
Our Compensation Committee adopted the 2006 Long-Term Outperformance Program on August 28, 2006. We will make payments (in the form of common shares and restricted common shares) to executive participants under the outperformance program only if our total shareholder return exceeds percentage hurdles established under the outperformance program. The dollar value of the compensation pool will depend on the extent to which our total shareholder return between August 1, 2006 and July 31, 2009 exceeds either or both of two hurdles, with the three-year measurement period subject to early termination, and the hurdles subject to pro rata adjustment, if we undergo a change of control prior to July 31, 2009. One hurdle (which we refer to below as the “combined” hurdle) will be met if our total shareholder return over the three-year measurement period (based on a starting price of $31.22) exceeds the greater of 27% or 100% of the Morgan Stanley REIT Index (the “Index”) return during the measurement period. The amount that we would fund into the compensation pool if our total shareholder return exceeds the combined hurdle would be derived from a formula that reflects the excess of our total shareholder return over the higher component in the combined hurdle and would be limited to $41,250,000, plus dividend equivalents. The other hurdle (which we refer to below as the “single” hurdle) will be met if our total shareholder return over the three-year measurement period (based on a starting price of $31.22) exceeds 30%. The amount that we would fund into the compensation pool if our total shareholder return exceeds the single hurdle would also be derived from a formula that reflects the excess of our total shareholder return over the single hurdle and would be limited to $13,750,000, plus dividend equivalents. To determine the amount that we would fund into the compensation pool, we would first calculate the “excess value” attributable to the excess of our total shareholder return over one or both of the hurdles. If our total shareholder return does not exceed a hurdle then no credit will be made to the compensation pool on account of such hurdle. After we have calculated the excess value, we would then allocate 5% of the excess value to the compensation pool (i.e., credit an amount into the compensation pool equal to 5% of the excess value). If our total shareholder return exceeds 36%, then up to an additional 3% of the value in excess of 36% may be added to the pool. Our Compensation Committee has awarded current executives percentages of the amounts, if any, credited to the compensation pool, as shown in the following table:

Executive	Allocation Percentage

Gerard H. Sweeney	30.0%
Brad A. Molotsky	4.5%
Howard M. Sipzner	4.5%
Robert K. Wiberg	4.5%
H. Jeffrey DeVuono	3.4%
Other Recipients as a Group	22.6%
The dollar amount that we will recognize for financial statement purposes for awards under the Program is based on the fair value of the awards, determined in accordance with FAS 123R. The fair value of awards under the Program was determined by an independent firm in accordance with the Uniform Standards of Professional Appraisal Practice. The firm used a Monte Carlo simulation, which is a statistical method to determine values that are a function of variables with uncertain probabilities. The valuation model was developed to accommodate the actual features of the Program. The total fair value of the Program at the date of adoption of the Program in August 2006 was $6.4 million. Awards made after the date of adoption of the Program have a fair value as of the award date. Mr. Sipzner’s award was made on January 29, 2007.
2009 Long Term Incentive Awards
On April 1, 2009, our Compensation Committee awarded an aggregate of 246,610 “restricted” common share to our executive officers. We refer to these share equivalents as “restricted shares”. The restricted shares vest at the end of three years, on April 1, 2012, based on the recipient’s continued employment with us, subject to acceleration of vesting upon a change in control of us or the death or disability of the recipient (and, in the case of our President and Chief Executive Officer and Executive Vice President & Chief Financial Officer, should his employment be terminated without “cause” or should he resign for “good reason,” as such terms are defined in his employment agreement). During the period that a restricted share has not vested, the holder is entitled to receive a cash payment equal to the distributions paid on a common share; and on vesting of a restricted share, the holder is entitled to a common share. Vesting of restricted shares is not subject to performance-based conditions. An executive may elect to defer all or any portion of his restricted shares into our Deferred Compensation Plan.

On April 1, 2009, our Compensation Committee awarded an aggregate of 324,877 performance share units to our eight executive officers. Performance share units represent the right to earn common shares in the future. The issuance of common shares, if any, depends on our performance in terms of total return to shareholders (“TRS”) during the three year period (the “Measurement Period”) that commenced on January 1, 2009 and that ends on the earlier of December 31, 2011 or the date of a Change of Control, as defined in our 2009-2011 Restricted Performance Share Unit Program (the “Performance Unit Program”) relative to the TRS for the Measurement Period of real estate investment trusts comprising a leading index of real estate investment trusts (the “Index REITs”). If our TRS performance over the Measurement Period is below the 25th percentile of the Index REITs, then no shares will be earned. If our TRS over the Measurement Period is above the 25th percentile of the Index REITs, then a percentage of the awards ranging from 50% to 200% will be earned. Dividends are deemed credited to the performance units accounts and are applied to “acquire” more performance units for the account of the Named Executive Officer at the price per common share ending on the dividend payment date. If earned, awards will be paid in common shares in an amount equal to the number of performance units in the Named Executive Officer’s account at the end of the Measurement Period. Participants in the program may elect to defer receipt of common shares earned. In the event of the participant’s death or disability, he will be eligible to receive shares (if any) under the program as if the measurement period ended on the last day of the month in which the termination occurred.

On April 1, 2009, our Compensation Committee awarded an aggregate of 608,672 share options to our eight executive officers. Each option has a per share exercise price of $2.91 (equal to the closing price of our common shares on April 1, 2009), vests ratably over three years and has a ten-year term. Vesting of the options would accelerate upon the same events that would trigger accelerated vesting of restricted shares. See “Equity-Based Long-Term Incentive Compensation – Share Option Awards.”

The number of restricted shares, performance units and options covered by awards in April 2009 to our Named Executive Officers is shown in the table below:

Executive	Restricted Shares (#)	Performance Units (#)	Options (#)

Gerard H. Sweeney	113,089	147,321	309,337
Howard M. Sipzner	31,722	41,324	76,569
Brad A. Molotsky	26,860	34,991	64,939
Robert K. Wiberg	18,512	24,115	45,195
H. Jeffrey DeVuono	18,512	24,115	41,328
Employment Agreements
We have agreements with executives that provide for payments to the executives in connection with their termination of employment or upon a change of control of us. We summarize below, and in the table that follows, circumstances that would trigger payments by us, and the amounts of the payments. We discuss the rationale for these agreements above under “Compensation Discussion and Analysis – Post Termination Benefits,” including why we have entered into agreements with executive officers that provide for post-employment payments following a change-in-control.

Agreement with our President and Chief Executive Officer. We have entered into an employment agreement with Gerard H. Sweeney. Mr. Sweeney’s employment agreement, which was last amended on February 9, 2007, provides for an annual base salary of $600,000. If Mr. Sweeney’s employment with us were not extended upon expiration of the term of his employment agreement on February 9, 2010, we will be obligated to provide him with a severance benefit during the one-year period following expiration of the term equal to the sum of his prior year salary and bonus as well as health care benefits. The employment agreement entitles Mr. Sweeney to a payment equal to 2.99 times the sum of his annual salary and annual and long-term bonus upon: (i) termination of his employment without cause, (ii) his resignation “for good reason” or (iii) his death. Resignation by Mr. Sweeney within six months following a reduction in his salary, an adverse change in his status or responsibilities, certain changes in the location of our headquarters or a change of control of us would each constitute a resignation “for good reason.” In addition, upon a change of control of us, Mr. Sweeney’s unvested restricted shares and options would vest in full and the measurement period under our 2006 Long-Term Outperformance Plan and Performance Unit Program would terminate early and the performance hurdles under the Outperformance Plan would be subject to a pro rata adjustment. Mr. Sweeney’s employment agreement also includes a tax gross-up for excise tax payments that would be payable upon a change of control and that would put him in the same financial position after-tax that he would have been in if the excise tax did not apply to him. Mr. Sweeney’s severance and change of control benefits were determined by our Compensation Committee and are not conditioned on any non-competition or other post-employment restrictive covenants.

Agreement with our Executive Vice President and Chief Financial Officer. We also entered into an employment agreement with Howard Sipzner. If Mr. Sipzner’s employment with us were not extended upon expiration of the term or any renewal term of his employment, we will be obligated to provide him with his pro rata annual incentive cash and equity compensation through the termination date. In addition, Mr. Sipzner’s change of control agreement provides for a severance payment to him in the event that within two years following a change of control, his employment is terminated other than for cause or he resigns for good reason. The amount of the severance would be 2.25 times the sum of Mr. Sipzner’s annual base salary and the fair market value of his annual and long term bonuses for the calendar year preceding the year in which the change of control occurs. The change of control agreement also provides for a comparable payment in the event that Mr. Sipzner dies or becomes disabled while employed with us, whether or not we have undergone a change of control. Mr. Sipzner’s employment agreement has a three-year term from the commencement of Mr. Sipzner’s employment with us in January 2007, and provides for: (i) an initial annual base salary of $385,000, which was increased to $392,700 in 2008, (ii) a bonus target between 80 – 110% of his base salary, and (iii) a long-term incentive target between 80 – 110% of his salary. In addition, upon a change of control of us, Mr. Sipzner’s unvested restricted shares and options would vest in full and the measurement period under our 2006 Long-Term Outperformance Plan and Performance Unit Program would terminate early and the performance hurdles under the Outperformance Plan would be subject to a pro rata adjustment.
Severance Agreements with other Executive Officers. In addition to our employment agreements with Messrs. Sweeney and Sipzner, we have severance agreements with our other executive officers. In January 2006, we entered into employment agreements with Mr. Wiberg in connection with our January 2006 merger with Prentiss Properties Trust. The agreement expired in January 2008, and we have replaced it with an “at-will” employment letter. Under the severance agreements, if the employment of an executive terminates within a specified period of time following the date that we undergo a change of control (such period being two years from the date of the change of control for Messrs. Molotsky, Wiberg and DeVuono) then the executive will be entitled to a severance payment in an amount based on a multiple of his or her annual salary and annual cash bonus (and in certain instances his long term incentive award). For our Senior Vice President and General Counsel, Mr. Molotsky, the multiple is 2.25 times his salary and annual cash bonus and long term incentive award; for our Executive Vice President and Senior Managing Director, Mr. DeVuono, the multiple is 1.75 times his salary and annual bonus and long term incentive award; for our Executive Vice President and Senior Managing Director, Mr. Wiberg, the multiple is 2.00 times his salary and annual bonus. For our other Executive and Senior Vice Presidents, the multiple for severance ranges from 2.00 to 1.00 of the annual salary and annual bonus and long term incentive award. The agreements also provide for a comparable payment to or for the benefit of an executive (or his or her estate) who dies or becomes disabled while employed with us. In addition, upon a change of control, the unvested restricted shares held by our executives would vest in full and the measurement period under our 2006 Long-Term Outperformance Plan and Performance Unit Program would terminate early and the performance hurdles under the Outperformance Plan would be subject to a pro rata adjustment. The terms of the severance agreements and change of control benefits were determined by our Compensation Committee and are not conditioned on any non-competition or other post-employment restrictive covenants.

Potential Payments Upon Termination of Employment or Change-in-Control
The table below was prepared as though the triggering event listed below the name of each Named Executive Officer occurred on December 31, 2008. Assumptions are noted in the footnotes to the table.

			Value of
			Unvested	Medical
		Severance	Equity	and Life	Tax
Name		Amount(1)	Awards(2)	Insurance	Gross Up	Total
Gerard H. Sweeney
■	Voluntary resignation	$0	$0	$0	$0	$0
■	Involuntary termination (not in connection with change in control or for cause)	$6,021,896	$1,110,124	$54,000	$0	$7,186,020
■	Death	$6,021,896	$1,110,124	$0	$0	$7,132,020
■	Disability	$1,414012	$1,110,124	$36,000	$0	$2,560,136
■	Involuntary or good reason termination after change of control	$6,021,896	$1,110,124	$54,000	$0	$7,186,020
Howard M. Sipzner
■	Voluntary resignation	$0	$0	$0	$0	$0
■	Involuntary termination (not in connection with change in control)	$1,639,056	$230,174	$27,000	$0	$1,896,230
■	Death	$2,458,584	$230,174	$0	$0	$2,688,758
■	Disability	$2,458,584	$230,174	$40,500	$0	$2,729,258
■	Involuntary or good reason termination after change of control	$2,458,584	$230,174	$40,500	$1,291,205	$4,020,463
Brad A. Molotsky
■	Voluntary resignation	$0	$0	$0	$0	$0
■	Involuntary termination (not in connection with change in control)	$0	$0	$0	$0	$0
■	Death	$1,911,066	$246,836	$0	$0	$2,157,902
■	Disability	$1,911,066	$246,836	$0	$0	$2,157,902
■	Involuntary or good reason termination after change of control	$1,911,066	$246,836	$40,500	$0	$2,198,402
Robert K. Wiberg
■	Voluntary resignation	$0	$0	$0	$0	$0
■	Involuntary termination (not in connection with change in control)	$0	$0	$0	$0	$0
■	Death	$870,000	$189,227	$0	$0	$1,059,227
■	Disability	$870,000	$189,227	$0	$0	$1059,227
■	Involuntary or good reason termination after change in control	$870,000	$189,227	$36,000	$0	$1,095,227
H. Jeffrey DeVuono
■	Voluntary resignation	$0	$0	$0	$0	$0
■	Involuntary termination (not in connection with change in control)	$0	$0	$0	$0	$0
■	Death	$1,109,343	$135,480	$0	$0	$1,244,823
■	Disability	$1,109,343	$135,480	$0	$0	$1,244,823
■	Involuntary or good reason termination after change in control	$1,109,343	$135,480	$31,500	$0	$1,276,323

(1)	Computed as a multiple of the sum salary, annual bonus and long-term incentive awards other than for Mr. Wiberg, for whom the computation is a multiple of the sum of salary and annual bonus..

(2)	Represents the aggregate value of unvested equity awards as of December 31, 2008 that would vest upon a change of control, death or disability or, in the case of each of Messrs. Sweeney and Sipzner, his termination without cause or resignation for good reason. Unvested equity awards are comprised of restricted common shares, options and awards under the 2006 Long-Term Outperformance Program. We computed the value of the accelerated equity awards using the closing price of our common shares on December 31, 2008 (the last trading day of 2008) ($7.71).
Equity Compensation Plan Information as of December 31, 2008

	(a)	(b)	(c)
Number of securities
remaining available for
	Number of securities to		future issuance under
	be issued upon	Weighted-average	equity compensation
	exercise of	exercise price of	plans (excluding
	outstanding options,	outstanding options,	securities reflected in
Plan category	warrants and rights	warrants and rights	column (a))

Equity compensation plans approved by security holders (1)	1,754,648 (2)	$20.41 (3)	3,298,922
Equity compensation plans not approved by security holders	—	—	—

Total	1,754,648 (2)	$20.41 (3)	3,298,922

(1)	Relates to our Amended and Restated 1997 Long-Term Incentive Plan (most recently approved by shareholders in May 2007) and 46,667 options awarded prior to adoption of the Amended and Restated 1997 Long-Term Incentive Plan.

(2)	Does not include 475,496 unvested restricted common shares awarded under our Amended and Restated 1997 Long-Term Incentive Plan that were outstanding as of December 31, 2008.

(3)	The weighted average remaining term of the options as of December 31, 2008 is approximately 9.01 years (assuming a 15 year term from the grant date for 46,667 options that do not have a stated expiration date).
401(k) Plan
We maintain a Section 401(k) and Profit Sharing Plan (the “401(k) Plan”) covering eligible employees. The 401(k) Plan permits eligible employees to defer up to a designated percentage of their annual compensation, subject to certain limitations imposed by the Internal Revenue Code. The employees’ elective deferrals are immediately vested and non forfeitable upon contribution to the 401(k) Plan. We reserve the right to make matching contributions or discretionary profit sharing contributions. The 401(k) Plan is designed to qualify under Section 401 of the Code so that contributions by employees or us to the 401(k) Plan and income earned on plan contributions are not taxable to employees until such amounts are withdrawn from the 401(k) Plan, and so that contributions by us, if any, will be deductible by us when made.

Employee Share Purchase Plan
Our shareholders approved the 2007 Non-Qualified Employee Share Purchase Plan (the “ESPP”) in May 2007. The number of common shares reserved and initially available for issuance under the ESPP is 1,250,000.
The ESPP is intended to provide eligible employees with a convenient means to purchase common shares through payroll deductions and voluntary cash investments. All of our full-time and qualified part-time employees are eligible to participate in the ESPP beginning on the first day of the quarterly purchase period that begins on, or next following, their date of hire. Approximately 450 persons are eligible to participate in the ESPP, including 25 officers and all of our other full-time and qualified part-time employees. Part-time employees must be scheduled to work at least 20 hours per week to qualify for participation under the ESPP.
Prior to each purchase period, a participant may specify the contributions the participant proposes to make for the purchase period. Such contributions will be expressed as a stated whole percentage (ranging from 1% to 20%) of the participant’s compensation payable during the purchase period (including base salary, bonus, commissions and other compensation processed through our regular payroll system) that we are authorized to deduct during the purchase period to purchase common shares for the participant’s account under the ESPP. A participant may withdraw (without interest) at any time on or before the last day of a purchase period all or any of the contributions credited to his or her account. In addition, a participant may amend or revoke his or her election at any time prior to a purchase period, and a participant may amend or revoke his or her election during a purchase period to reduce or stop his or her contributions. The account balance of any participant who terminates employment during a purchase period before the last day of the purchase period will be automatically returned without interest to the participant. At the end of each purchase period, the amounts accumulated for each participant will be used to purchase common shares at a price equal to 85% (or such higher percentage set by the Compensation Committee) of the average closing price of the Common Shares as reported on the New York Stock Exchange during the purchase period. The ESPP Plan Year begins June 1 and extends to the next following May 31. Purchase periods have duration of three months, ending on each of February 28, May 31, August 31 and November 30. Our Compensation Committee, in its discretion, may change the duration of purchase periods and also may change the beginning and ending dates of purchase periods from those described above, provided, however, that a purchase period may not extend for more than a 12-consecutive-month period. Under the plan document the maximum contribution by each participant for any Plan Year may not exceed $25,000. The ESPP does not qualify as an “employee stock purchase plan” within the meaning of section 423 of the Internal Revenue Code.

Securities Ownership
Security Ownership of Certain Beneficial Owners and Management
The following table shows the number of common shares (and common shares for which Class A Units of Brandywine Operating Partnership, L.P. (“Operating Partnership”) may be exchanged) beneficially owned as of March 17, 2009 by each Trustee, by each Named Executive Officer, by all Trustees and executive officers as a group, and by each person known to us to be the beneficial owner of more than 5% of the outstanding common shares. Except as indicated below, to our knowledge, all of such common shares are owned directly, and the indicated person has sole voting and investment power.

	Number of	Percentage of
	Common	Common
Name and Business Address of Beneficial Owner (1)	Shares	Shares (2)

Vanguard Group, Inc. (3)	6,855,727	7.79%
Barclays Global Investors, N.A. (4)	6,342,699	7.21%
Anchor Capital Advisors LLC (5)	4,898,057	5.57%
Cohen & Steers Capital Management, Inc. (6)	4,442,802	5.05%
Donald E. Axinn (7)	858,004	*
Gerard H. Sweeney (8)	634,771	*
Anthony A. Nichols, Sr. (9)	152,049	*
Howard M. Sipzner (10)	73,097	*
Robert K. Wiberg (11)	66,201	*
Brad A. Molotsky (12)	35,188	*
Henry J. DeVuono (13)	20,794	*
Walter D’Alessio (14)	18,728	*
D. Pike Aloian (15)	17,435	*
Wyche Fowler (16)	12,245	*
Michael J. Joyce (17)	11,156	*
Charles P. Pizzi (18)	10,524	*
All Trustees and Executive Officers as a Group (15 persons)	1,939,908	2.20%

*	Less than one percent.

(1)	Unless indicated otherwise, the business address of each person listed is 555 East Lancaster Avenue, Radnor, Pennsylvania 19087.

(2)	Assumes that all Class A Units eligible for redemption held by each named person or entity are redeemed for common shares. The total number of common shares outstanding used in calculating the percentage of common shares assumes that none of the Class A Units eligible for redemption held by other named persons or entities are redeemed for common shares.

(3)	Based on Amendment No. 3 to Schedule 13G filed with the SEC on February 13, 2009. The Vanguard Group, Inc. has an address of 100 Vanguard Blvd., Malvern, PA 19355.

(4)	Based on Schedule 13G filed with the SEC on February 5, 2009 by Barclays Global Investors, NA; Barclays Global Investors Australia Limited, Barclays Global Investors Canada Limited, Barclays Global Investors (Deutschland) AG, and Barclays Global Investors Japan Limited. Barclays Global Investors, NA has an address of 400 Howard Street, San Francisco, CA 94105.

(5)	Based on Schedule 13G filed with the SEC on January 28, 2009. Anchor Capital Advisors LLC has an address of One Post Office Square, Boston, MA 02109-2103.

(6)	Based on Amendment No. 12 on Schedule 13G filed with the SEC on February 17, 2009 by Cohen & Steers, Inc.; Cohen & Steers Capital Management, Inc.; and Cohen & Steers Europe S.A. The principal address for Cohen & Steers, Inc. and Cohen & Steers Capital Management, Inc. is: 280 Park Avenue, 10th Floor, New York, NY 10017.

(7)	Includes (a) 44,020 common shares and (b) 811,984 common shares issuable upon redemption of Class A Units. Mr. Axinn has a business address at 131 Jericho Turnpike, Jericho, NY 11743.

(8)	Includes (a) 585,504 common shares (including 190,759 common shares held by a family limited partnership) and (b) 46,667 common shares issuable upon the exercise of options. Does not include 65,891 common share equivalents credited to Mr. Sweeney’s account in the deferred compensation plan as of March 17, 2009, does not include 82,245 unvested performance shares, and does not include 1,010,000 common shares issuable upon the exercise of options that remained unvested as of March 17, 2009.

(9)	Includes 38,992 common shares held by a family limited partnership. Mr. Nichols has an address at 1125 Cymry Drive, Berwyn, PA 19132.

(10)	Does not include 10,454 common share equivalents credited to Mr. Sipzner’s account in the deferred compensation plan as of March 17, 2009, does not include 26,252 unvested performance shares, and does not include 100,000 common shares issuable upon the exercise of options that remained unvested as of March 17, 2009.

(11)	Includes (a) 52,644 common shares and (b) 13,557 common shares issuable upon the exercise of options. Does not include 4,971 common share equivalents credited to Mr. Wiberg’s account in the deferred compensation plan as of March 17, 2009, does not include 16,222 unvested restricted shares, and does not include 59,024 common shares issuable upon the exercise of options that remained unvested as of March 17, 2009.

(12)	Does not include 35,335 share equivalents credited to Mr. Molotsky account in the deferred compensation plan as of March 17, 2009, does not include 20,205 unvested restricted shares, and does not include 84,813 common shares issuable upon the exercise of options that remained unvested as of March 17, 2009.

(13)	Does not include 11,833 common share equivalents credited to Mr. DeVuono’s account in the deferred compensation plan as of March 17, 2009, does not include 12,397 unvested restricted shares, and does not include 53,975 common shares issuable upon the exercise of options that remained unvested as of March 17, 2009.

(14)	Mr. D’Alessio has a business address at 1600 Market Street, Philadelphia, Pennsylvania 19103.

(15)	Mr. Aloian has a residence at 14 Dorchester Road Darien, CT 06820.

(16)	Does not include 2,058 common share equivalents credited to Mr. Fowler’s account in the deferred compensation plan as of March 17, 2009. Mr. Fowler has a business address at 199 Fourteenth St Atlanta, GA, 30309.

(17)	Mr. Joyce has a residence at 19 Wood Ibis, Hilton Head Island, South Carolina 29928.

(18)	Mr. Pizzi has a business address at 2801 Hunting Park Avenue, Philadelphia, Pennsylvania 19129.

Proposal 2: Ratification of The Appointment of Independent Registered Public Accounting Firm
The Audit Committee has appointed PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2009. PricewaterhouseCoopers LLP was first engaged as our independent registered public accounting firm in June 2003 and has audited our financial statements for fiscal 2002, through and including 2008. Ratification of the appointment of PricewaterhouseCoopers LLP requires the affirmative vote of a majority of all votes cast on the matter.
Although shareholder ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm is not required by our bylaws or otherwise, our Board has decided to afford our shareholders the opportunity to express their opinions on the matter of our independent registered public accounting firm. Even if the selection is ratified, the Audit Committee in its discretion may select a different independent registered public accounting firm at any time if it determines that such a change would be in our best interests and those of our shareholders. If our shareholders do not ratify the appointment, the Audit Committee will take that fact into consideration, together with such other information as it deems relevant, in determining its next selection of an independent registered public accounting firm.
Representatives of PricewaterhouseCoopers LLP will be present at the Meeting to make any statement they may desire and to respond to questions from shareholders.
The Board of Trustees unanimously recommends a vote FOR Proposal 2 to ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for calendar year 2009.
Fees to Independent Registered Public Accounting Firm
Audit Fees. For 2008, we incurred audit fees of $804,650 in aggregate payable to our independent registered public accounting firm, PricewaterhouseCoopers LLP. These fees include: (i) recurring audit and quarterly review fees of $783,175 for us, our operating partnership and our affiliates and (ii) fees of $21,475 for assistance with documents filed with the SEC in connection with a disposition of properties. For 2007, we incurred audit fees of $950,495 in aggregate payable to our independent registered public accounting firm, PricewaterhouseCoopers LLP. These fees include: (i) recurring audit and quarterly review fees of $858,450 for both us, our operating partnership and our affiliates and (ii) fees of $92,045 for comfort letters, consents and assistance with documents filed with the SEC in connection with the registration statements for our deferred compensation plan our employee share purchase plan, and debt offerings by our operating partnership and the disposition of properties to a joint venture. The 2007 recurring audit and quarterly review fee amount has been adjusted to exclude certain audit fees related to audits of joint ventures that are not required to be presented in our Annual Report on Form 10-K. Such fees were included in the prior year proxy statement, however, they are not payable by us, but rather by the joint ventures themselves.
Audit-Related Fees. For 2008, we incurred audit-related fees of $16,500 payable to our independent registered public accounting firm, PricewaterhouseCoopers LLP, in connection with an audit of a carve-out entity in anticipation of a potential divestiture. For 2007, we did not incur audit-related fees.
Tax Fees. For 2008, we incurred tax fees of $4,125 payable to our independent registered public accounting firm, PricewaterhouseCoopers LLP, in connection with the review of a tax planning strategy for a potential transaction. We did not pay PricewaterhouseCoopers LLP fees for tax services in 2007 or engage PricewaterhouseCoopers LLP for tax services in 2007.

All Other Fees. For 2008 and 2007 we paid $2,450 and $4,908, respectively to PricewaterhouseCoopers LLP for the use of technical accounting research tools. We did not engage PricewaterhouseCoopers LLP for other services in 2008 or 2007.
Pre-Approval Policy. All services provided by PricewaterhouseCoopers LLP were pre-approved by our Audit Committee, which concluded that the provision of such services by PricewaterhouseCoopers LLP was compatible with the maintenance of that firm’s independence in the conduct of its auditing functions. The Audit Committee has adopted a pre-approved policy for services provided by the independent registered public accounting firm. Under the policy, the Audit Committee has pre-approved the provision by the independent registered public accounting firm of services that fall within specified categories (such as statutory audits or financial audit work for subsidiaries, services associated with SEC registration statements and consultations by management as to accounting interpretations) but only up to specified dollar amounts. Any services that exceed the pre-approved dollar limits, or any services that fall outside of the general pre-approved categories, require specific pre-approval by the Audit Committee. If the Audit Committee delegates pre-approval authority to one or more of its members, the member would be required to report any pre-approval decisions to the Audit Committee at its next meeting.
We have been advised by PricewaterhouseCoopers LLP that neither the firm, nor any member of the firm, has any financial interest, direct or indirect, in any capacity in us or any of our subsidiaries.
Report of the Audit Committee
Our Audit Committee has reviewed and discussed our 2008 audited financial statements with our management; has discussed with PricewaterhouseCoopers LLP, our independent registered public accounting firm, the matters required to be discussed by the statement on Auditing Standards No. 61, as amended, as adopted by the Public Company Accounting Oversight Board; and has received the written disclosures and the letter from PricewaterhouseCoopers LLP required by Independence Standards Board Standard No. 1 and has discussed with PricewaterhouseCoopers LLP their independence. Based on the review and discussions, our Audit Committee recommended to our full Board that the 2008 audited financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2008. The Board accepted the Audit Committee’s recommendation. This report is made by the undersigned members of the Audit Committee.
◆	D.Pike Aloian (Chair)

◆	Michael J. Joyce

◆	Charles P. Pizzi

Other Information
Section 16(a) Beneficial Ownership Reporting Compliance
Section 16(a) of the Securities Exchange Act of 1934 requires our officers, Trustees and persons who own more than 10% of the common shares to file reports of ownership and changes in ownership with the SEC. Officers, Trustees and greater than 10% shareholders are required by regulation to furnish us with copies of all Section 16(a) forms they file. Based solely on review of the copies of such forms furnished to us, or written representations that no Annual Statements of Beneficial Ownership of Securities on Form 5 were required to be filed, we believe that during the year ended December 31, 2008, our officers, Trustees and greater than 10% shareholders complied with all applicable Section 16(a) filing requirements, except that the Form 3 filed on behalf of Mr. Mainardi was filed on January 6, 2009 and the Form should have been filed by July 19, 2008 (i.e., within ten (10) days after his appointment as the Company’s Principal Accounting Officer).
Other Business
We know of no business that will be presented at the Meeting other than as set forth in this Proxy Statement. However, if other matters should properly be presented at the Meeting, it is the intention of the persons named in the enclosed proxy to vote in accordance with their best judgment on such matters.
Expenses of Solicitation
The expense of solicitation of proxies on behalf of the Trustees, including printing and postage, will be paid by us. Request will be made of brokerage houses and other custodians, nominees and fiduciaries to forward the solicitation material, at our expense, to the beneficial owners of common shares held of record by such persons. In addition to being solicited through the mails, proxies may also be solicited personally or by telephone by our Trustees and officers.
Shareholder Proposals for the 2010 Annual Meeting of Shareholders
We must receive shareholder proposals submitted to us for inclusion in our proxy statement for our 2010 annual meeting of shareholders no later than December 22, 2009. Proposals must comply with rules of the SEC.
For a shareholder nomination or proposal that is not submitted for inclusion in next year’s proxy statement but is instead sought to be presented directly at the 2010 annual meeting, our bylaws generally permit such a presentation if a shareholder’s written notice of the nominee or proposal and any required supporting information (i) are received by our secretary during the period from 90 to 120 days before the first anniversary of the date of the mailing of the previous year’s notice and proxy statement for the annual meeting and (ii) meet the requirements of our bylaws and SEC rules. For consideration at the 2010 annual meeting, a shareholder nominee or proposal not submitted to us for inclusion in the 2010 proxy statement must be received by us between December 22, 2009 and January 21, 2010. Notices of intention to present proposals at the 2010 annual meeting should be addressed to Brad A. Molotsky, Senior Vice President, General Counsel and Secretary, 555 East Lancaster Avenue, Radnor, Pennsylvania 19087. If we were to advance or delay the date of the mailing of the notice of our 2010 annual meeting by more than 30 days from the first anniversary of the date of the mailing of this proxy statement then, under our bylaws, the nominee or proposal and required supporting information must be received by us not earlier than 120 days prior to the mailing of the notice of the 2010 annual meeting and not after the later of (x) the 90th day prior to the mailing of the notice for of the 2010 annual meeting or (y) the 10th day following the day on which we first publicly announce the date of mailing of the notice for such annual meeting. You may contact our Secretary at the address mentioned above for a copy of our bylaws.

555 EAST LANCASTER AVENUE SUITE 100 RADNOR, PA 19087
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VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Brandywine Realty Trust, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.
If you vote by telephone or the Internet, please DO NOT mail back this proxy card.
TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: BRAND1 KEEP THIS PORTION FOR YOUR RECORDS
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLY
BRANDYWINE REALTY TRUST For Withhold For All nominee(s), mark “For All Except” and write the To withhold authority to vote for any individual
All All Except
A. Election Of Trustees number(s) of the nominee(s) on the line below.
1. The Board of Trustees recommends a vote FOR the listed nominees. Nominees:
01) Walter D’Alessio 05) Wyche Fowler 02) D. Pike Aloian 06) Michael J. Joyce 03) Anthony A. Nichols, Sr. 07) Charles P. Pizzi 04) Donald E. Axinn 08) Gerard H. Sweeney
B. Issues
The Board of Trustees recommends a vote FOR the following proposal. For Against Abstain
2. Ratification of the Audit Committee’s appointment of PricewaterhouseCoopers, LLP as independent registered public accounting firm.
3. In their discretion, the Proxy Holders are authorized to vote upon such other matters as may properly come before the meeting or any adjournment or postponement thereof.
C. Authorized Signatures — Sign Below — This section must be completed for your instructions to be executed.
Note: Please sign this proxy exactly as name(s) appear(s) on the stock certificate. When signing as attorney-in-fact, executor, administrator, trustee or guardian, please add your title as such, and if signer is a corporation, please sign with full corporate name by a duly authorized officer or officers and affix the corporate seal. Where stock is issued in the name of two (2) or more persons, all such persons should sign.
Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Form 10-K are available at www.proxyvote.com.
If you have not voted via the Internet OR the telephone, then complete the reverse side of this card and return it in the enclosed envelope.
Proxy – Brandywine Realty Trust
Annual Meeting of Shareholders June 2, 2009 at 10:00 a.m. EDT The Four Seasons Hotel
One Logan Square, Philadelphia, Pennsylvania
Proxy Solicited on Behalf of the Board of Trustees
The undersigned shareholder of Brandywine Realty Trust, a Maryland real estate investment trust (the “Company”), hereby appoints Walter D’Alessio and Gerard H. Sweeney, and each of them, acting individually, as proxies for the undersigned, with full power of substitution in each of them, to attend the Annual Meeting of the Shareholders of Brandywine Realty Trust to be held at 10:00 a.m. EDT on June 2, 2009, and at any postponement or adjournment thereof, to cast, on behalf of the undersigned, all votes that the undersigned is entitled to vote at such meeting and otherwise to represent the undersigned, at the meeting with all powers possessed by the undersigned if personally present at the meeting.
This Proxy is solicited on behalf of the Board of Trustees. When properly executed, this Proxy will be voted in the manner directed by the undersigned shareholder. If this Proxy is executed but no direction is made, this Proxy will be voted “FOR” all proposals. This Proxy also delegates discretionary authority with respect to any other business which may properly come before the meeting or any postponement or adjournment thereof.
The undersigned hereby acknowledges receipt of the Notice of Annual Meeting of Shareholders and of the accompanying Proxy Statement and revokes any Proxy previously submitted with respect to the meeting.
PLEASE REFER TO THE REVERSE SIDE FOR INTERNET AND TELEPHONE VOTING INSTRUCTIONS.